Exhibit 10.5
PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED.
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE LIKELY TO CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.
REDACTED MATERIAL IS MARKED WITH [***].
LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT (“Agreement”) is made and entered into as of June 13, 2025 (the “Effective Date”) by and between 2X Blind Partners, Inc., a corporation organized and existing under the laws of the state of Delaware (“Borrower”), on the one hand, and BondIt LLC, a limited liability company organized and existing under the laws of the State of California (“Lender”), on the other hand.
Reference is hereby made to the following:
A.Borrower intends to produce a feature-length motion picture currently entitled “[***]” (or whatever title such motion picture is now or may hereafter be known, the “Picture”) based on the original screenplay of the same name written by [***]. Said screenplay and all prior and future drafts and versions thereof are herein referred to as the “Screenplay.”
B.The Commitment Amount shall be in the amount of Five Million One Hundred Sixty Five Thousand United States Dollars ($5,165,000.00), (the “Commitment Amount”).
C.Borrower has requested that Lender lend and advance senior secured funds to Borrower for use in the payment of production, post-production and delivery costs of the Picture in the aggregate principal amount not to exceed Four Million Six Hundred Twenty Two Thousand United States Dollars (US$4,622,000.00) (the “Loan”, i.e., the “Commitment Amount”, less [***]).
D.Lender is willing to make the Loan upon the terms and conditions herein contained and in consideration of the agreements, representations and warranties of Borrower hereinafter set forth.
E.The Loan shall be subject to the Guarantors providing Lender the guarantees to Lender hereunder as set forth in the Bad Acts Guaranties.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.DEFINITIONS.
The following terms used in this Agreement, the Promissory Note (as defined below), or any certificate, report or other document or instrument made or delivered pursuant to this Agreement shall have the following meanings:
1.1 “Actor Agreement(s)” means the executed agreement for the acting services of [***] in the role of “[***]” and [***] in the role of “[***],” each in form and substance approved by Lender.
1.2“Additional Funding” has the meaning specified in paragraph 2.9 hereof.

1.3“Affiliates / Affiliated Person” means any Person (as defined below) which directly or indirectly controls, is controlled by or is under common control with Borrower. For the purposes of this definition, “control” (including with corresponding meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
1.4“Agreement” means this Loan and Security Agreement as originally executed and as the same may hereafter from time to time be amended, supplemented, modified, extended, renewed or replaced.
1.5“Assignment(s) of Proceeds” means, with respect to any Distribution Agreement, a notice of assignment, direction to pay, and/or interparty agreement in form and substance approved by Lender, in its sole discretion, substantially in a form as set forth in Exhibit “A”.
1.6“Assignment of Tax Credit Proceeds” means a notice of assignment, direction to pay, and/or interparty agreement in form and substance approved by Lender, in its sole discretion, with the [***] Film Office.
1.7“Bad Acts Guaranties” means those certain Bad Acts Guaranty Agreements in form and substance approved by Lender entered into by [***] and [***] on or about the date hereof which shall cover criminal acts, fraud, willful misconduct, and/or material misrepresentation that hinder, contest or in any way interfere, directly or indirectly, with delivery of the Picture to Distributor, any foreclosure of the Lender’s liens and security interests in the Picture, or with any other enforcement of Lender’s rights, powers or remedies under this Agreement.
1.8“Borrower” has the meaning specified in the introductory paragraph hereof.
1.9“Borrowing Certificate” has the meaning specified in paragraph 2.3 hereof.
1.10“Budget” means the production budget for the Picture in the amount of [***], as approved by Lender, attached hereto as Exhibit “B” and incorporated herein by this reference.
1.11“Business Day” means any day other than a Saturday, Sunday or holiday scheduled by law for commercial banking institutions in the City of Los Angeles, California.
1.12“CAMA” means the collection account management agreement between Borrower, Lender, a Lender-approved collection account manager (“CAM”) ([***] is hereby approved), et. al.
1.13“Cash Flow Schedule” means the cash flow schedule for the Picture as approved by Lender.
1.14“Certificate of Incumbency” has the meaning specified in paragraph 6.2.7 hereof.
1.15“Chain-of-Title” means those documents which demonstrate ownership of and the right of Borrower to produce, distribute, market and otherwise exploit the Picture and all ancillary and allied rights thereto throughout the universe in all media now existing or later developed (except for rights expressly reserved by third parties and approved by Lender in its sole discretion) and to grant the rights and evidence the rights to be granted to the Distributors (as defined below), licensees, sub-distributors, and others.
1.16“Collateral” has the meaning specified in paragraph 4.1 hereof.
1.17“Collection Account” means that certain account managed by the CAM.
1.18“Commitment Amount” has the meaning specified in Recital B hereof.
1.19“Condition(s) Precedent” has the meaning specified in paragraph 6 hereof.
1.20“Condition(s) Subsequent” has the meaning specified in paragraph 7 hereof.

1.21“Contingency” has the meaning specified in paragraph 3.4 hereof.
1.22“Copyright Mortgage(s)” means the Copyright Mortgage dated concurrently herewith, between Borrower and Lender, in form and substance acceptable to Lender and its counsel, to be executed, notarized and delivered by Borrower, as amended, restated, supplemented or otherwise modified from time to time, in favor of Lender in accordance with the terms of this Agreement, substantially in a form as set forth on Exhibit “C”, attached hereto and incorporated herein by this reference.
1.23“DAA” means the distributor assumption agreement, between Borrower and [***], which shall be used to pay for any guild residuals and reserves for the territory in the [***] Distribution Agreement.
1.24“Default Interest” has the meaning specified in paragraph 2.8.1.
1.25“DGA” means the Directors Guild of America.
1.26“Director Agreement” means the executed agreement for the directing services of [***] (“Director”) in form and substance approved by Lender.
1.27“Distribution Agreement” means the distribution agreements, between Borrower (or Borrower’s agent), on the one hand, and [***] or [***] on the other hand (or any replacement distributor, sub-distributor, or sales agent, subject to Lender’s prior written approval), pursuant to which the Distributor has been granted, sold, conveyed, licensed, sub-licensed, leased, sub-leased, or otherwise transferred rights with respect to the distribution, sub-distribution, sale, rental, lease, sub-lease, licensing, sub-licensing, exhibition, telecast, broadcast, transmission (including, without limitation, by way of satellite or cable) or other use, exploitation or disposition of the Picture or any elements thereof and/or the copyright in any of the foregoing or any part thereof in any media existing now or in the future and in any territory specified therein (including, without limitation, motion picture, television, “home video” and all other audio-visual device rights, merchandising and commercial tie-ups, soundtrack album, novelization and publishing rights, trailer rights, and all other allied, incidental, ancillary, and subsidiary rights), and any permitted amendments, modifications and supplements thereto.
1.28“Distributor” shall mean [***], [***], and any replacement distributor, additional distributor, sub-distributor, or sales agent, subject to Lender’s prior written approval in each instance.
1.29“Dollars” or “$” means the legal currency of the United States.
1.30“Equipment” shall have the meaning specified in paragraph 4.1.3 hereof.
1.31“Estimated Tax Credit Amount” means the amount stated in the opinion given by [***] (the “Auditor”) in favor of Lender (estimated cost for all of Auditor’s accounting costs shall be shown to be included as a line item in the Borrower production budget prior to closing and which shall be paid to Auditor as a day one payment requirement) on or before closing of the Loan as being the total amount that Borrower may expect to receive as Tax Credit Proceeds in respect of the Picture, which amount shall be no less than $2,186,000.
1.32“Event of Default” has the meaning specified in paragraph 10.1 hereof.
1.33“Excluded Taxes” means (a) Taxes imposed on Lender’s income or measured by the overall net income or gross receipts of Lender, (b) franchise Taxes imposed on it by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof and (c) U.S. federal withholding Taxes imposed on amounts payable to for the account of Lender, except to the extent that, pursuant to paragraph 3.7, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender became a party hereto.
1.34“Extension Reserve” has the meaning specified in paragraph 2.8.3 hereof.
1.35“Film Office” has the meaning specified in paragraph 8.3.4.9 hereof.

1.36“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
1.37[***] means [***].
1.38“[***]Distribution Agreement” means that certain Distribution Agreement for the Picture between [***] and Borrower.
1.39“Gross Receipts” has the meaning specified in paragraph 4.1.1 hereof.
1.40“Guarantors” means [***] and [***].
1.41 “Guild Interparty Agreement(s)” means all intercreditor and/or interparty agreements required by any of the Guilds, if any.
1.42“Guild(s)” means SAG-AFTRA, WGA, DGA, and IATSE.
1.43“IATSE” means the International Alliance of Theatrical Stage Employees.
1.44“Indebtedness” means all monetary obligations, contingent and otherwise, of Borrower to Lender hereunder, under the Promissory Note and under the other Loan Documents (as defined below), including, without limitation, the Commitment Amount, the Additional Funding (if applicable), the Set Up Fee, the Interest Fee, the Default Interest on all of the foregoing (if any), and all other unpaid fees, accrued interest costs and expenses Borrower is obligated to pay Lender hereunder or thereunder, and any other obligations secured in the Promissory Note.
1.45“Indemnified Taxes” means Taxes other than the Excluded Taxes.
1.46“Interest Fee” has the meaning specified in paragraph 2.8.1.
1.47“Key Payment(s)” means all payments due to satisfy Chain-of-Title, to pay the premiums for all insurance policies required pursuant to paragraph 8.10 hereof, all deposits relating to the Actor Agreements, deposits due to Guilds as a requirement to commence principal photography, as well as any other payment to any third party included in the Budget which Lender determines, in its sole but reasonable discretion, is reasonably necessary for the progress of production of the Picture or to satisfy conditions for closing the Loan.
1.48“Key Producers” means, collectively, [***] and [***].
1.49“Legal Fee” has the meaning specified in paragraph 2.4 hereof.
1.50“Lender” has the meaning specified in the introductory paragraph hereof.
1.51“Lender Account” means account number [***], held at Wells Fargo Bank, [***], ABA # [***], SWIFT Code [***], in the name of BondIt LLC, and any other bank account of Lender as may be provided by Lender to Borrower from time to time in writing.
1.52“Licensing Intermediary” means each Person approved by Lender (in its sole discretion) that has been granted distribution and/or any exploitation rights in the Picture by Borrower in order to mitigate foreign withholding taxes.
1.53“Literary Property” shall have the meaning specified in paragraph 4.1.1.1.
1.54“Loan” has the meaning specified in Recital C.

1.55“Loan Documents” means this Agreement, the Promissory Note, the Shareholder Interest Pledge Agreement (as defined below), the Power of Attorney, the Assignment(s) of Proceeds, the Copyright Mortgages, the Borrowing Certificate, the Bad Acts Guaranties, a UCC-1 Financing Statement, the Producer Holdbacks, the Sales Agent Interparty Agreement, the Tax Credit Power of Attorney, the Assignment of Tax Credit Proceeds, Subordination Agreements, and all other documents, instruments and agreements executed or expressly required to be delivered hereunder or thereunder or pursuant to any transaction contemplated herein or therein.
1.56“Material Adverse Effect” means any change or effect that: (a) has a material and adverse effect upon the operations, business, properties, assets, liabilities (actual or contingent), financial conditions or prospects of Lender and/or its respective Affiliates; (b) materially impairs the legal right, power or authority of Lender and/or its respective Affiliates to perform their respective obligations under this Agreement or the Loan Documents to which they are a party; (c) materially impairs the ability of Lender and/or its respective Affiliates to perform their respective obligations under this Agreement or any Loan Documents to which they are a party; (d) materially impairs the legality, validity, binding effect or enforceability of, or materially impairs the rights, remedies and benefits available to Lender under this Agreement or any of the Loan Documents; (e) has a material adverse effect on the amount of revenue to be received by the Borrower (or the anticipated time of receipt of such revenue) to be used to satisfy the Obligations in an amount that materially and adversely affects the ability of the Borrower to repay the Obligations when due; (f) results in the Security Interest not being a first priority, perfected Lien in the Collateral subject only to Permitted Encumbrances; or (g) has or would reasonable be expected to have, as determined in Lender’s reasonable discretion, a material adverse effect on (1) the truth of Borrowers representations and warranties hereunder, (2) the satisfaction of any Condition Precedent, or (3) Borrower’s ability to complete and deliver the Picture in accordance with the Lender-approved Budget and/or Production Schedule or the requirements of any Distribution Agreement.
1.57“Maturity Date” means October 9, 2026.
1.58“Notice to Insurer” means a notice to insurer of even date herewith from Borrower, in a form approved by Lender, pursuant to which the insurance companies identified therein receive notice of Lender’s security interest in the insurance policies obtained by Borrower pursuant to paragraph 8.10 hereof.
1.59“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and indebtedness owing by Borrower or any of its assignees, to Lender in connection with the Picture, whether arising under this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all principal, interest (including interest which accrues prior to and after the initiation of insolvency proceedings, whether or not allowed), charges, expenses, fees, outside attorneys’ fees, filing fees, all amounts owing to Lender under any interest rate swap, foreign exchange contract, interest rate agreement, currency swap agreement, interest rate cap, collar, option, or any other similar interest rate protection agreement or arrangement between Borrower and Lender (or any of their Affiliates, whether Lender ceases to be a party to this Loan Agreement or not), on the other hand, or similar agreements heretofore or hereafter entered into between Borrower and Lender (or any of its Affiliates), and any other sums chargeable to Borrower hereunder or under any of the other Loan Documents.
1.60“Other Taxes” has the meaning set forth in paragraph 3.7.2 hereof.
1.61“[***]” means [***].
1.62“Permitted Encumbrances” means (a) the lien of the Lender under this Agreement and the other Loan Documents, (b) the rights granted to [***] and [***] as acknowledged in the Subordination Agreements, provided such rights are subordinate to the lien and rights of Lender under this Agreement and the other Loan Documents until payment of the Indebtedness; (c) any claim, charge, encumbrance, or lien of a laboratory provided for under any lab pledgeholder agreement applicable to the Picture (in form and substance approved by Lender), provided such liens, charges and encumbrances (i) occur in the ordinary course of making the Picture, (ii) are for an aggregate amount which does not at any time exceed the sum of Twenty Five Thousand Dollars (US$25,000), and (iii) are security for amounts that, at the time the lien is granted, are not yet due and payable or are being contested in good faith, (d) the rights granted to the Guilds pursuant to the Guild Interparty Agreements (in which Lender agrees to subordinate its lien and rights in the Picture to any Guild, respectively, pursuant to the terms thereof), and (e) mechanics, workmen’s, materialman’s and repairmen’s liens, provided such liens (i) arise from claims arising in the ordinary course of business, (ii) are for an aggregate amount which does not at any time exceed the sum of Twenty Five Thousand Dollars (US$25,000), and (iii) arise from claims which are not in default or are being contested in good faith. Without in any way limiting the foregoing, the security interests granted to any Distributor in connection with the Picture under any Distribution Agreement shall be limited to the extent minimally necessary to comply with the terms and conditions of such Distribution Agreement.
1.63“Person” means any natural person, entity, corporation, company, association, partnership, limited liability company, joint venture, association, joint stock company, unincorporated organization, trust, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including governmental agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.
1.64“Physical Property” shall have the meaning specified in paragraph 4.1.1.2.
1.65“Picture” has the meaning specified in Recital A hereof.
1.66“Post-Production Accountant” means the post-production accountant approved in writing by Lender.
1.67“Power of Attorney(s)” means a power of attorney, dated concurrently herewith, executed, notarized and delivered by Borrower in favor of Lender in form and substance acceptable to Lender, substantially in a form as set forth on Exhibit “D”, attached hereto and incorporated herein by this reference.
1.68“Proceeds” means all sums payable or for the benefit of Borrower from any source, including, without limitation, proceeds derived from licensing the foreign and domestic distribution rights of the Picture, pursuant to the Distribution Agreement between any Distributor and Borrower (and any sub-distribution agreements),Tax Credit Proceeds, and proceeds derived from the licensing, sale, exploitation, or other turning to account of merchandising or ancillary rights relating to the Screenplay or the Picture.
1.69“Producer Agreement(s)” means the agreements for the producing services of the Key Producers in form and substance as approved by Lender.
1.70“Producer Holdback Agreement(s)” means the agreements in form and substance approved by Lender by which there shall be a holdback for [***], [***], and [***] of [***] of their respective producing fees (i.e., [***], [***], and [***]) until (a) Borrower receives additional funding for the Picture from [***] or such alternate source as approved by Lender in writing, upon which time [***] of the respective producer fees may be released to the producers on a dollar-for-dollar basis with any such funding; (b) the final cut is finalized, at which time [***] of their respective producing fees shall be released; and (c) complete delivery to all Distributors pursuant to the terms of the applicable Distribution Agreement, upon which time the remaining [***] of the respective producer fees shall be released to the producers. Any producer fee deferral required to meet the production strike price shall be subject to the same holdback provisions set forth above. All producer fees shall be subject to reductions in the amount equal to any reduction made by any Distributor on the minimum guaranty payable under the applicable Distribution Agreement pursuant to the terms of the applicable Distribution Agreement.
1.71“Production Account” collectively mean Account Name: [***] and any other account maintained by Borrower into which production funds for the Picture are to be advanced of which Borrower gives Lender prior written notice. The proceeds of the Loan made hereunder, except as otherwise provided in this Agreement, shall first be credited, in accordance with the applicable Borrowing Certificate, into the Production Account set forth on such Borrowing Certificate. Borrower shall maintain the Production Account through to the end of production of the Picture.
1.72“Production Schedule(s)” means, collectively and individually, the production and post-production schedule(s) for the Picture, subject to written approval by Lender.
1.73“Promissory Note” means the promissory note to be made and delivered by Borrower to Lender pursuant to paragraph 2.6 hereof, substantially in a form as set forth on Exhibit “E”.

1.74“Repayment Amount(s)” has the meaning specified in paragraph 2.7 hereof.
1.75“Repayment Date(s)” has the meaning specified in paragraph 2.7 hereof.
1.76“SAG-AFTRA” means the Screen Actors Guild-American Federation of Television and Radio Artists.
1.77“Sales Agent” shall mean [***], or any replacement sales agent as approved by Lender and Borrower in writing.
1.78“Sales Agent Interparty Agreement” means an interparty agreement between Borrower, Lender, and Sales Agent in form and substance approved by Lender.
1.79“Sales Agency Agreement” means that certain sales agency agreement between Borrower and Sales Agent with respect to the Picture.
1.80“Screenplay” has the meaning specified in Recital A hereof.
1.81“Security Interest” means a valid first priority security interest in the Collateral (including, without limitation, the Proceeds and Tax Credit Proceeds), subject to the Permitted Encumbrances.
1.82“Set Up Fee” has the meaning in paragraph 2.2 hereof.
1.83Shareholder Pledge Agreement” means the shareholder interest pledge agreement entered into by and between [***] and [***] as pledgors, and Lender, as pledgee, on or about the date hereof.
1.84“Subordination Agreements” means the subordination agreement between Borrower, Lender, and each of [***] ,and [***]., and the subordination agreement between Borrower, Lender, and each of [***], each in form and substance approved by Lender.
1.85“Tax Credit Audit Opinion Letter” means a tax credit audit opinion letter issued by the Auditor showing and estimated tax credit no less than the Estimated Tax Credit Amount.
1.86“Tax Credit Law” means all legislation and regulations enacted and in force in connection with the [***] Film Office and any other relevant government departments in connection with all matters concerning the Tax Credits.
1.87“Tax Credit Power of Attorney” means a power of attorney executed by Borrower in favor of Lender with regard to the Tax Credit Proceeds in form and substance approved by Lender.
1.88“Tax Credit Proceeds” means all refunds, subsidies, rebates or other amounts payable by the State of [***], and its agencies or instrumentalities in connection with the [***] Film Office and any relevant government departments in connection with all matters concerning the Tax Credits.
1.89“Tax Credits” means all tax credits in connection with the Picture pursuant to the Tax Credit Law.
1.90“Taxes” has the meaning set forth in paragraph 3.7.1 hereof.
1.91“Tax Credit Proceeds” means all proceeds from the sale of the [***] cash rebate or other production incentives applicable to the Picture.
1.92“Total Interest Reserve” shall have the meaning specified in paragraph 2.8.3 hereof.
1.93“UCC” means the Uniform Commercial Code as in effect from time to time in the State of California or any other state the laws of which are required to be applied in connection with the issue and perfection of the Security

Interest. Terms defined in the UCC which are not otherwise defined in this Agreement are used herein as defined in the UCC.
1.94“Uniform Commercial Code Financing Statement” has the meaning specified in paragraph 4.2 hereof.
1.95“[***]” means [***].
1.96“[***] Distribution Agreement” means that certain Distribution Agreement for the Picture between [***] and Borrower.
1.97“WGA” means the Writer’s Guild of America.
2.AGREEMENT TO LEND; LENDER SERVICES.
2.1Commitment. Subject to the terms and conditions of this Agreement, following execution and delivery of the Loan Documents to Lender, and the satisfaction of the Conditions Precedent (as defined below), and further subject to there not existing any uncured Events of Default (as defined below), Lender hereby agrees to advance the Loan to the Production Account in an amount equal to the Commitment Amount, less the Total Interest Reserve, in the following installments (provided the Lender may deduct and pay Key Payments directly to third parties in Lender’s sole discretion) on our about the target dates set forth below (“Lender Funding Schedule”):

Lender Funding Schedule
Tranche	Amount	Target Date
1 (“First Tranche”)	$1,231,000 USD	6/13/25
2	$835,000 USD	6/20/25
3	$836,000 USD	6/27/25
4	Estimated $729,000	7/11/25 Note: Tranche #4 is predicated on the interim spot audit from the Lender approved auditor and CPA firm to verify the spend has accrued to the full level needed to support the tranche.
5	Estimated $495,000	7/25/25 Note: Tranche #5 is predicated on the full and complete audit from the Lender approved auditor and CPA firm to verify the spend has accrued to the full level needed to support the tranche.

6	Estimated $496,000	8/8/25 Note: Tranche #6 is predicated on the interim spot audit from the Lender approved auditor and CPA firm to verify the spend has accrued to the full level needed to support the tranche.
Total	$4,622,000.00 USD
For clarity, the exact value of the Loan (excluding the Set Up Fee) shall be determined by the estimated value of the Tax Credit Proceeds. If the Loan (excluding the Set Up Fee) increases or decreases in subsequent tranches, the Interest Fee and Commitment Amount shall increase or decrease proportionately.
2.2Set Up Fee. Borrower shall pay to Lender a set up fee equal to [***] (the “Set Up Fee”) to be paid within twenty four (24) hours of Borrower’s receipt of the First Tranche of the Loan made hereunder. Such Set Up Fee is in addition to any other payments to Lender expressly provided for hereunder and shall not be credited against or applied to any other sums payable to Lender hereunder or under any other Loan Document, including without limitation the Repayment Amount.
2.3Borrowing Certificate. Subject to the last sentence of this paragraph 2.3, if and when Borrower wishes Lender to disburse an installment of the Loan hereunder, Borrower shall give Lender not less than three (3) Business Days prior written notice of such request for disbursement, specifying in such notice the desired amount and proposed date of such disbursement of the Loan (as set forth in paragraph 2.1 above, or as otherwise agreed to by the parties in writing). Such notice shall be sent to Lender by first class overnight mail, messenger, or e-mail. The request for the installment of the Loan shall be accompanied by a certificate (“Borrowing Certificate”) in the form of Exhibit “F”, attached hereto and incorporated herein by this reference, executed by an authorized officer of Borrower, whose signature appears on the Certificate of Incumbency. Subject to the other provisions hereof, and provided that no Event of Default has occurred hereunder (unless such Event of Default has been cured within the applicable time period [if any] expressly permitted hereunder) and Lender is reasonably satisfied that, upon disbursement, the aggregate of the disbursements of the Loan shall not exceed the Loan (i.e., Commitment Amount less the Total Interest Reserve), the disbursement of the installment of the Loan shall be made by Lender on the date and in the amount set forth in the Borrowing Certificate by deposit of the same, in immediately available funds, into the Production Account.
2.4Legal Fees. Borrower shall pay to Lender legal fees in the non-refundable amount of [***] (the “Legal Fee”) which Lender acknowledges receipt thereof. To the extent Lender incurs any legal costs, fees, or expenses above the foregoing amounts, Lender may, in its sole discretion, advance such additional costs, fees, and/or expenses by way of Additional Funding (as such term is defined in this Loan Agreement), or include such excess Legal Fee as part of the Indebtedness (without also advancing Additional Funding). Such Legal Fee is in addition to any other payments to Lender provided for hereunder and shall not be credited against or applied to any other sums payable to Lender hereunder or under any other Loan Document including, without limitation, the Loan, the Set Up Fee, the Total Interest Reserve, and the Default Interest, if any. The Legal Fee shall be at Borrower’s expense whether the financing contemplated by this Loan Agreement is completed or not. Lender shall provide Borrower with copies of all invoices for the Legal Fee on request.
2.5Intentionally Deleted.
2.6Promissory Note. Prior to Lender making a disbursement of the Loan to Borrower hereunder and as a condition thereof, Borrower shall execute in favor of Lender and deliver to Lender a promissory note (the “Promissory Note”), in the form of Exhibit “E” hereto, in the principal sum equal to the Commitment Amount. Lender shall maintain an account or accounts evidencing the Indebtedness of Borrower to Lender hereunder, including any amounts of principal and interest payable and paid to Lender from time-to-time hereunder. The entries made in such account or accounts shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of Lender to maintain any such account or any error therein shall not in any manner affect the obligation of Borrower to pay the Indebtedness in accordance with the terms of this Agreement.
2.7Repayment Dates. The Indebtedness shall be immediately due and payable to Lender in of the amounts and on the dates as follows: (i) the entire Commitment Amount shall become due on the date on which payment is accelerated by Lender as a result of the occurrence of an Event of Default (unless such Event of Default has been cured within the applicable time period [if any] expressly permitted hereunder) and (ii) in the repayment amounts (“Repayment Amount(s)”) on or before the corresponding dates (“Repayment Date(s)”), each as specified in the following repayment schedule:

Tranche	Repayment Amount Per Due Date	Repayment Due Date
$1	$2,560,000	3/16/26 - [***] Payment for Complete Delivery and [***] Payment for Complete Delivery
$2	$2,445,000	8/14/26 - [***] Domestic Release & [***] Tax Credit Release
3	$160,000	9/14/26 - [***] Obligations
Total Repayment(s)	$5,165,000.00 USD	= Commitment Amount
For the avoidance of doubt, Borrower has not triggered an Event of Default for payment latency until after the Maturity Date.
2.8Interest on the Loan.
2.8.1Interest Fee; Default Interest Rate. The unpaid Indebtedness shall bear no interest until the applicable Repayment Date other than an interest fee equal to [***] (the “Interest Fee”), which Interest Fee shall be deemed earned upon the first advance of any portion of the Loan; provided that from and after the earlier of the Maturity Date or the occurrence of an Event of Default (and without constituting a waiver of such Event of Default), the unpaid Indebtedness will bear interest (“Default Interest”) at a rate equal to [***] per thirty (30) days, compounding monthly, until the Indebtedness is paid in full (if after the Maturity Date) or the Event of Default has been cured, including, for clarity and without limitation, compounding on any unpaid balance of the Indebtedness that begins accruing after the Repayment Date for any insufficient Repayment Amount. All Default Interest provided for in this paragraph 2.8.1 is payable on demand.
2.8.2Maximum Rate. If the provisions of this Agreement or the Promissory Note(s) would at any time otherwise require payment to Lender of an amount of interest in excess of the maximum amount then permitted by the law applicable to the Loan, such interest payments shall be reduced to the extent necessary so as to ensure that Lender shall not receive interest in excess of such maximum amount.

2.8.3Extension Reserve & Total Interest Reserve. In addition to the Interest Fee, Lender shall also be entitled to withhold [***] (the “Extension Reserve” and collectively with the Interest Fee, the “Total Interest Reserve”) collected and held in the Lender Account to ensure sufficient funds available in the event that any of the Repayment Dates are missed. The Extension Reserve shall be held in the Lender Account until such time as the Indebtedness has been repaid in full and no Event of Default has occurred. Should the Borrower pay the Commitment Amount on or before the Repayment Date, and no other Event of Default has occurred or is continuing, a pro rata portion of the Extension Reserve, minus any and all applicable interest, fees and penalties previously deducted, if any, shall be remitted to Borrower in full. Should the Borrower pay the Commitment Amount after the Repayment Date and before the Maturity Date, and no other Event of Default has occurred or is continuing, a pro rata portion of the Extension Reserve, minus any and all applicable interest, fees and penalties previously deducted, if any, shall be remitted to Borrower. For clarity, the Extension Reserve shall be forfeited, in whole or in part in accordance with the foregoing, if all amounts due hereunder are paid to Lender within two (2) Business Days of the Maturity Date, after which additional Default Interest shall accrue.
2.9Additional Funding. It is acknowledged by the Borrower that the Lender will have the option, but with no obligation on the part of the Lender, to provide additional production funding for the Picture in addition to the Commitment Amount (“Additional Funding”): (i) if requested by Borrower in writing; or (ii) if required to cure an Event of Default in the sole and reasonable discretion of Lender (unless such Event of Default has been cured within the applicable time period [if any] expressly permitted hereunder). If Lender commits to make Additional Funding available to the Borrower in accordance with the foregoing, and fund the Additional Funding within three (3) Business Days of Borrower’s written request therefor, then the Borrower will be obliged to use such Additional Funding; provided, however, such time period shall be extended automatically in the event Lender requests but is not provided with material information (e.g. status of production, current bank account balances, etc.) concerning the request for such Additional Funding or if any events outside the reasonable control of Lender (i.e., events of force majeure) cause any material delays in Lender’s ability to fund the Additional Funding as set forth herein. If Lender fails to fund the Additional Funding within the aforementioned period, Borrower shall have the right to obtain additional financing from a third party, subject to the terms and conditions of this Agreement.
2.10Required Payments. Borrower shall pay the Set Up Fee, within one (1) Business Day of the funding of the First Tranche of the Loan. Borrower shall pay all remaining cast escrows, and general production costs and/or Key Payments, including but not limited to key talent escrow payments as well as any key talent payments made directly from the production account.
2.11Manner of Payment.
2.11.1Time and Place of Payment; Notice of Payment. Any and all Indebtedness payable by Borrower pursuant to this Agreement, the Promissory Note and any other Loan Document (including, without limitation, the Commitment Amount and Default Interest [if any]), shall be made in same day funds, without defense, setoff or counterclaim, to the Collection Account for the benefit of Lender, with the exception of the minimum guarantees under those certain Distribution Agreement(s) with [***] and [***], which shall be paid directly to the Lender Account. Each payment by Borrower shall be made not later than 1:00 P.M. (Pacific time) on the date such payment is due and shall be deemed to have been paid by Borrower two (2) Business Days after receipt thereof into such account. Any payment received in the Collection Account after such time on the date payment is received shall be deemed to have been paid by Borrower to Lender three (3) Business Days after receipt thereof into such account. Proceeds paid to the Collection Account shall not be credited against the Indebtedness until received by Lender in the Lender Account.
2.11.2Payments on Non-Business Days. Whenever any payment to be made pursuant to this Agreement, the Promissory Note(s) or any other Loan Document shall be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of Default Interest pursuant to this Agreement, the Promissory Note(s) or any other such Loan Document, as applicable; provided, however, that in the event the day upon which payment is due is not a Business Day, but is a day of the month after which no further Business Day occurs in that month, then the due date thereof shall be the next preceding Business Day.
2.11.3Payment in Dollars. Any and all Indebtedness payable by Borrower pursuant to this Agreement, the Promissory Note or any other Loan Document (including, without limitation, the Commitment Amount and Default interest [if any]): (i) shall be dischargeable only by payment in Dollars regardless of any law, rule, regulation or statute, whether now or hereafter in existence or in effect in any jurisdiction which affects or purports to affect such obligation, and (ii) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted by Lender to any currency other than the full amount of Dollars expressed to be payable in respect of the principal, interest, fees, costs, expenses (including legal fees) and all other amounts payable by Borrower pursuant to this Agreement. The obligation of Borrower to make payments in Dollars as aforesaid shall be enforceable as an alternative or additional cause of action (which shall survive the termination of this Agreement) for the purpose of recovery in Dollars in the amount (if any) by which such actual receipt shall fall short of the full amount of Dollars expressed to be payable in respect of the principal, interest, fees, costs, expenses (including legal fees) and all other amounts payable by Borrower pursuant to this Agreement, and shall not be affected by judgment being obtained for any other sums due under this Agreement, the Promissory Note or any other Loan Document.
2.11.4Voluntary Prepayments. Borrower shall have the right at any time and from time to time, to prepay, in full or in part, without penalty or premium, the Indebtedness. Borrower shall give Lender written notice of Borrower’s intention to make the prepayment, specifying the date and amount of prepayment and the amount of the Loan being repaid. The Indebtedness shall be reduced by the amount of any such prepayment hereunder, provided any such prepayment shall not waive Lender’s right to the Set Up Fee as set forth in paragraph 2.2 above and Interest Fee as set forth in paragraph 2.8.1 above.
2.12Use of Proceeds. Borrower shall use the proceeds to fund the pre-production, production, post-production and delivery costs of the Picture in accordance with the Cash Flow Schedule and Budget described in paragraph 6.2.8 herein.
3.PAYMENT OF INDEBTEDNESS.
3.1Payment of the Proceeds; Payment Under Distribution Agreements. Until such time as the Indebtedness is indefeasibly repaid in full, Borrower shall and shall require all Distributors to pay all Proceeds, Tax Credit Proceeds, and all sums payable to Borrower under Distribution Agreements in good and collected funds in Dollars, directly to the Collection Account for the benefit of Lender, with the exception of the minimum guarantees under those certain Distribution Agreement(s) with [***] and [***], which shall be paid directly to the Lender Account. If any third party shall pay any such sums to Borrower or any other Person, Borrower or such other Person shall receive such sums as trustee for Lender and promptly upon receipt thereof shall remit such sums (or cause such sums to be remitted) to the Lender Account or Collection Account for the benefit of Lender, as applicable. No Proceeds shall be credited against the Indebtedness until such funds are received in the Lender Account in United States Dollars.
3.2Application of Payments. Until such time as the Indebtedness is indefeasibly repaid in full, all amounts paid into the Lender Account for the benefit of Lender shall be applied by Lender to reduce the Indebtedness in the following priority: (i) first, to the payment of the amounts payable to Lender in reimbursement of its costs and expenses pursuant to paragraph 8.5 and to the extent the same are not duly and timely paid to Lender as required by paragraph 8.5 hereof; and (ii) second, to the payment of Default Interest (if any); and (iii) last, to the repayment of the remaining Indebtedness payable to Lender by Borrower. Upon full repayment of the Indebtedness by Borrower to Lender, Lender shall promptly remit to Borrower all amounts received by Lender in excess of the Indebtedness.
3.3Enforcement by Borrower. Borrower, at its own expense, shall promptly make collection, and take all reasonable legal action necessary to enforce collection, of all Proceeds which are due and payable from Distributors pursuant to Distribution Agreements and shall remit all sums so collected to the Lender Account or Collection Account for the benefit of Lender, as applicable, in accordance with the terms of this Agreement.

3.4Contingency Lien. Borrower must have a minimum [***] contingency built into the Budget to mitigate risk of any potential overages, due to unforeseen occurrences (the “Contingency”). Borrower shall be required to approve all contingency drawdowns above Fifty Thousand United States Dollars ($50,000.00) with the Lender prior to any such draw throughout production, post-production, and delivery of the Picture. Any unused contingency from the Budget following complete delivery of all elements, including but not limited to, hard drives with video and audio elements for post-production to Periscope, shall be paid to Lender until complete repayment of the Indebtedness.
3.5Additional Charges. With respect to analysis, realization, sale, transfer, delivery or payment to be made in collection of the Indebtedness, including the exercise of Lender’s rights with respect to the Collateral and any other security held by Lender, Lender may charge Borrower: (i) reasonable monitoring, review, analysis, administration and follow-up charges and expenses as incurred by Lender, on a cost basis as determined by Lender; and (ii) actual costs and expenses incurred by Lender in retaining legal counsel, accountants or any other professional whose services may be required or deemed necessary, which amounts shall be added to the Indebtedness and Lender may withhold such charges and fee amounts from the proceeds of the realization on sale of any Collateral.
3.6Collection Account. Borrower shall establish a CAMA for the Collection Account in connection with the Picture, and Lender shall be made a party thereto, which collection account shall be pre-approved by Lender in writing ([***] is hereby pre-approved). Borrower agrees and acknowledges that any upfront fees associated with the CAMA shall be no greater than [***] and all commission fees associated with the CAMA shall be no more than [***] until the Indebtedness (including Default Interest, if any) are paid in full to Lender. Borrower shall require [***] to execute a DAA to remove certain guild residual set-aside deductions from the CAMA.
3.7Taxes.
3.7.1Any and all payments (including payments of principal, interest and all fees) by Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (collectively, “Taxes”), other than Excluded Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to Lender, (i) Borrower shall make such deductions and (ii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If such Taxes are Indemnified Taxes, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this paragraph 3.7) Lender receives an amount equal to the sum it would have received had no such deductions been made.
3.7.2In addition, Borrower shall pay any present or future stamp or documentary Taxes or any other excise or property Taxes which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as “Other Taxes”).
3.7.3Borrower will indemnify Lender for the full amount of Indemnified Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this paragraph 3.7) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor. Lender shall, at the time of any written demand for indemnification under this subparagraph 3.7.3, provide to Borrower a receipt for, or other evidence of the payment of, the Taxes or Other Taxes for which indemnification is sought.
3.7.4Within thirty (30) days after the date of any payment of Taxes, Borrower will furnish to Lender, at its address set forth on the signature page of this Agreement, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder with respect to which a claim for indemnity has been made hereunder, Borrower will furnish to Lender, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to Lender, in either case stating that such payment is exempt from or not subject to Taxes.

3.7.5Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this paragraph 3.7 shall survive the payment in full of principal and interest hereunder.
4.SECURITY FOR LOAN.
4.1Security Interest. As security for the full, timely and indefeasible repayment of the Indebtedness, and for the full and timely payment, performance and discharge by Borrower of all of the terms and conditions of this Agreement and of the other Loan Documents, Borrower hereby irrevocably, unconditionally and absolutely grants to Lender a first priority Security Interest (which, for clarity, shall be subject to the Permitted Encumbrances), in and to all of Borrower’s assets, whether owned by Borrower or its subsidiaries or Affiliates, tangible and intangible, including, without limitation, all of Borrower’s right, title and interest in and to (the following collectively with all assets pledged pursuant to the other Loan Documents, including, without limitation, the Shareholder Interest Pledge Agreement, proceeds, rights, accounts receivable, cash accounts, equipment, intellectual property, future proceeds, and virtually any other asset currently in Borrower’s possession or in the future, referred to herein as the “Collateral”) (to the extent any materials and/or rights in and to the Picture or any other Collateral are not yet in existence or not yet acquired, such materials and rights are [to the extent applicable] hereby assigned and conveyed to Lender by way of present assignment of future copyright):
4.1.1Film Collateral and Copyright. The Picture and all of Borrower’s rights therein and thereto, and all properties and things of value pertaining thereto, and all products and proceeds thereof, whether now in existence or hereafter made, acquired or produced (as used in this paragraph, the term the “Picture” shall mean and include the Picture, all of the aforesaid rights and the rights of Borrower set forth in subparagraphs 4.1.1.1 through 4.1.1.17 below), including, without limitation:
4.1.1.1To the extent owned or controlled by Borrower, all rights of every kind and nature (including, without limitation copyrights) in and to the literary material upon which, in whole or in part, the Picture is or may be based, or which may be or has been used or included in the Picture, including, without limitation, the Screenplay and all other scripts, scenarios, screenplays, bibles, stories, treatments, novels, outlines, books, titles, concepts, manuscripts or other properties or materials of any kind or nature, in whatever state of completion and all drafts, versions and variations thereof (all of the foregoing herein collectively referred to as the “Literary Property”);
4.1.1.2All physical properties of every kind or nature of or relating to the Picture and all versions thereof, including, without limitation, all physical properties relating to the development, production, completion, delivery, exhibition, distribution or other exploitation of the Picture, and all versions thereof or any part thereof, including, without limitation, the Literary Property, exposed film, developed film, positives, negatives, prints, answer prints, special effects, pre-print materials (including interpositives, negatives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, and all other forms of pre-print elements which may be necessary or useful to produce prints or other copies or additional pre-print elements, whether now known or hereafter devised), soundtracks, recordings, audio and video tapes and discs of all types and gauges, cutouts, trims and any and all other physical properties of every kind and nature relating to the Picture in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof (all of the foregoing herein collectively referred to as the “Physical Property”);
4.1.1.3To the extent owned or controlled by Borrower, all rights of every kind or nature in and to any and all music and musical compositions created for, used in or to be used in connection with the Picture, including, without limitation, all copyrights therein and all rights to perform, copy, record, re-record, produce, reproduce and/or synchronize any or all music and musical compositions, as well as all other rights to exploit such music including record, soundtrack recording and music publishing rights (and to the extent such rights are assigned to a third party, Borrower will cause such third party to execute a non-disturbance letter in form and substance approved by Lender);

4.1.1.4To the extent owned or controlled by Borrower, all collateral, allied, ancillary, subsidiary, publishing and merchandising rights of every kind and nature, without limitation, derived from, appurtenant to or related to the Picture or the Literary Property, including, without limitation, all production, exploitation or reissue rights by use of film, tape or any other recording devices now known or hereafter devised, whether based upon, derived from or inspired by the Picture, the Literary Property or any part thereof all rights to use, exploit and license others to use or exploit any and all novelization, publishing, commercial tie-ups and merchandising rights of every kind and nature, including, without limitation, all novelization, publishing, merchandising rights and commercial tie-ups arising out of or connected with or inspired by the Picture or the Literary Property, the title or titles of the Picture, the characters appearing in the Picture or said Literary Property and/or the names or characteristics of said characters, and including further, without limitation, any and all commercial exploitation in connection with or related to the Picture and/or the Literary Property;
4.1.1.5All rights of every kind or nature, present and future, in and to all agreements relating to the development, production, completion, delivery and exploitation of the Picture, including, without limitation, all agreements for personal services, including the services of writers, directors, cast, producers, special effects personnel, animators, cameramen and other creative artistic and technical staff and agreements for the use of studio space, equipment, facilities animation services, special effects services and laboratory contracts;
4.1.1.6All insurance and insurance policies heretofore or hereafter obtained in connection with the Picture or the insurable properties thereof and/or any person or persons engaged in the development, production, completion, delivery or exploitation of the Picture and proceeds thereof;
4.1.1.7All copyrights and renewals and extensions of copyrights, domestic and foreign, heretofore or hereafter obtained in the Picture or the Literary Property or any part thereof, and the right (but not the obligation) to make publication thereof for copyright purposes, to register claim under copyright, and the right (but not the obligation) to renew and extend such copyrights, and the right (but not the obligation) to sue in the name(s) of Borrower and/or Lender for past, present and future infringements of copyright;
4.1.1.8To the extent owned or controlled by Borrower, all rights to produce, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, reproduce, publicize or otherwise exploit the Picture, the Literary Property and any and all rights therein in perpetuity, without limitation, in any manner and in any media whatsoever throughout the universe, including without limitation, by projection, radio, all forms of television (including, without limitation, free, pay, toll, cable, sustaining, subscription, sponsored and direct satellite broadcast), in theatres, non-theatrically, on cassettes, cartridges, discs and other similar and dissimilar video devices, and by any and all other scientific, mechanical or electronic means, methods, processes or devices now known or hereafter conceived, devised or created;
4.1.1.9All right, title and interest in and to the Distribution Agreements, and all other agreements of any kind or nature licensing, granting or selling rights to distribute, broadcast, exhibit or otherwise exploit the Picture or rights therein, including, without limitation, any and all rights to the extent owned or controlled by Borrower, relating to merchandising, publishing, music and phonorecords derived from or connected with the Picture, and the proceeds of all of said agreements;
4.1.1.10All rights of Borrower of any kind or nature, direct or indirect, to acquire, produce, develop, reacquire, finance, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize, or otherwise exploit the Picture, or any rights in the Picture, including, without limitation, pursuant to any agreements between Borrower and any company controlling, controlled by, or under common control with Borrower (each, a “Subsidiary”) which relate to the ownership, production or financing of the Picture;
4.1.1.11All contract rights and general intangibles and all rights in, to and under all security agreements leases and other contracts securing or otherwise relating to any such contract rights and general intangibles, which grant to any Person any right to acquire, produce, develop, reacquire, finance, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize, or otherwise exploit the Picture or any rights in the Picture including, without limitation, all such rights pursuant to agreements between Borrower and any Subsidiary which relate to the ownership, production or financing of the Picture;
4.1.1.12To the extent owned or controlled by Borrower, all rent, revenues, income, compensation, products, increases, proceeds and profits or other property obtained or to be obtained from the production, sale, distribution, marketing, licensing, exhibition, reproduction, publication, ownership, exploitation or other uses or disposition of the Picture and the Literary Property (or any rights therein or part thereof), in any and all media, without limitation, the properties thereof and of any collateral, allied, ancillary and subsidiary rights and any and all merchandising and publishing rights therein and thereto, and amounts recovered as damages by reason of unfair competition, the infringement of copyright, breach of any contract or infringement of any rights or derived therefrom in any manner whatsoever including, without limitation, all monies standing to the credit of the Production Account (all of the foregoing herein collectively referred to as the “Gross Receipts”;
4.1.1.13Any and all accounts, including the Production Account, accounts receivable, general intangibles, contract rights, chattel paper, documents, instruments and goods, including inventory (as those terms are defined in the UCC), not elsewhere included in this definition, which may arise in connection with the production, sale, distribution or exploitation of the Picture or any element thereof, including, without limitation, all general intangibles constituting rights to receive the payment of money or other valuable consideration, all receivables and all other rights to receive the payment of money including, without limitation, under present or future contracts or agreements (whether or not earned by performance), from the sale, distribution, exhibition, disposition, leasing, subleasing, licensing, sublicensing and other exploitation of the Picture or the Literary Property or any part thereof or any rights therein or related thereto in any medium, whether now known or hereafter developed, by any means, method, process or device in any market including, without limitation, all of Borrower’s right, title and interest in, to and under the Distribution Agreements, and any other existing or future agreements for the distribution or other exploitation of the Picture, as the same may presently exist or hereafter from time to time come into existence, be amended, renewed, modified, supplemented, extended or replaced, including Borrower’s rights to receive payments thereunder, and all other rights to receive film rentals, license fees, distribution fees, producer’s shares, royalties and other amounts of every description including, without limitation, from (i) theatrical exhibitors, nontheatrical exhibitors, television networks and stations and airlines, cable television systems, pay television operators, whether on a subscription, per program charge basis or otherwise, and other exhibitors, (ii) distributors, subdistributors, lessees, sublessees, licensees and sublicensees (including any affiliated Person) and (iii) any other Person or entity that distributes, exhibits or exploits the Picture or the Literary Property or elements or components of the Picture or the Literary Property or rights relating thereto;
4.1.1.14Any and all documents, receipts or books and records, including, without limitation, documents or receipts of any kind or nature issued by any pledgeholder, warehouseman or bailee with respect to the Picture or any element thereof;
4.1.1.15All proceeds, products, additions and accessions (including insurance proceeds) of the Picture, as defined and referred to in subparagraphs 4.1.1.1 through 4.1.1.14 above;

4.1.1.16All funds in or to be credited to the Production Account into which the proceeds of the Loan made shall be or shall have been credited;
4.1.1.17All rights of any nature with regard to any and all types of exploitation of the Picture, and all ancillary and neighboring rights thereto, including, without limitation, in or in connection to blockchain technology, non-fungible tokens, and/or the metaverse; and
4.1.2Personal Property. The following personal property, whether now owned or hereafter acquired, and the proceeds thereof: (i) all of Borrower’s rights in and to the title of the Picture and the exclusive use thereof including (without limitation) any and all rights protected pursuant to trademark, service mark, unfair competition and/or other laws, rules or principles of law or equity and (ii) all inventions, processes, formulae, licenses, patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, logos, indicia, corporate and company names, business source or business identifiers and renewals and extensions thereof, domestic and foreign, relating to the Picture, whether now owned or hereafter acquired, and the accompanying good will and other like business property rights, and the right (but not the obligation) to register claim under trademark or patent and to renew and extend such trademarks or patents and the right (but not the obligation) to sue in the name(s) of Borrower and/or Lender for past, present or future infringement of trademark or patent; and
4.1.3Equipment. All machinery, electrical and electronic components, equipment, fixtures, furniture, office machinery, vehicles, trailers, implements and other tangible personal property of every kind and description to the extent owned or controlled by Borrower now owned or hereafter acquired by and used in connection with the Picture (including without limitation, all wardrobe, props, mikes, scenery, sound stages, movable, permanent or vehicular dressing rooms, sets, lighting equipment, cameras and other photographic, sound recording and editing equipment, projectors, film developing equipment and machinery) and all goods of like kind or type hereafter acquired by Borrower in substitution or replacement thereof, and all additions and accessions thereto (collectively hereinafter referred to as the “Equipment”) and all rents, proceeds and products of the Equipment, including without limitation, the rights to insurance covering the Equipment; and
4.1.4Cash Equivalents. All cash and cash equivalents of Borrower derived from or relating to the Picture and all drafts, checks, certificates of deposit, notes, bills of exchange and other writings which evidence a right to the payment of money and are not themselves security agreements or leases and are of a type which is in the ordinary course of business transferred by delivery with any necessary endorsement or assignment whether now owned or hereafter acquired (all such drafts, checks, certificates of deposit, notes, bills of exchange and other writings, whenever acquired, collectively are called “Instruments”); and
4.1.5Proceeds. The Proceeds, whether now owned or hereafter acquired (including all property and/or assets converted or substituted for such Proceeds); and
4.1.6Tax Credit Proceeds. Subject to the Permitted Encumbrances, the Tax Credit Proceeds, whether now owned or hereafter acquired (including all property and/or assets converted or substituted for such Tax Credit Proceeds); and
4.1.7Assignment of Proceeds. Lender shall be issued an Assignment of Proceeds signed by each Distributor confirming the release of all funds herein to Lender going forward until the Indebtedness has been paid in full; and
4.1.8Miscellaneous. To the extent not included in the items described in paragraphs 4.1.1 through 4.1.7 above, all accounts, contract rights, general intangibles, documents, instruments, chattel paper, goods, inventory and equipment (as such terms are defined in the UCC) now owned or hereafter acquired by Borrower, and the proceeds and products thereof.

4.1.9181. Lender hereby acknowledges that the copyright in the Picture may be assigned for the purposes of closing a 181 investment for the Picture upon prior written notice to Lender, subject to Lender’s existing security interest granted under this agreement and taking additional security over the 181 investor and a Subordination and Standstill Agreement and an Accommodation Security Agreement between Lender and the 181 investor, each in form and substance approved by Lender and executed prior to Borrower’s execution of the 181 equity agreements.
4.2Perfection of Security Interest. Concurrently with the execution of this Agreement, Borrower hereby authorizes Lender to file the appropriate financing statement(s) in the applicable jurisdictions under the UCC (“Uniform Commercial Code Financing Statement(s)”) and Borrower shall execute and deliver or cause to be executed and delivered to Lender any and all other instruments which Lender may request from time to time to perfect Lender’s Security Interest hereunder and to effectuate the purposes and intent hereof, including, without limitation, to the Copyright Mortgage.
4.3Permitted Encumbrances. For purposes of clarity, Lender’s rights with respect to the Collateral are, and Lender hereby acknowledges that such rights are, subject to the Permitted Encumbrances.
4.4Release of Security Interest. At such time as the Indebtedness is indefeasibly repaid in full, and as long as Borrower is not entitled to any further disbursements of the Loan hereunder, Lender shall, upon Borrower’s request and at Borrower’s expense, timely (but no later than five (5) Business Days after receipt of such request), execute and deliver to Borrower a release of the Copyright Mortgage which Borrower may file with the United States Copyright Office, and deliver to Borrower a form UCC-3 termination statement (or applicable filing for foreign jurisdictions) in respect of the Uniform Commercial Code Financing Statement filed by Lender. If Lender does not file such release, it shall do so within four (4) Business Days of Borrower’s written request and provide a copy of the same to Borrower and Borrower’s counsel.
4.5Guild Interparty Agreement. For the avoidance of doubt, the respective rights of the parties with respect to the Collateral are subject to the Guild Interparty Agreements.
5.REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement, Borrower (and, where applicable, Guarantor) agrees, represents and warrants to Lender as follows, which agreements, representations and warranties shall survive the execution and delivery of this Agreement:
5.1Organization, Etc. Borrower is a corporation in good standing duly organized under the laws of the State of Delaware and has the requisite power and authority to own its properties and to transact the business in which it is engaged in all places at which it engages in business. All actions heretofore taken and agreements heretofore entered into by Borrower in connection with the Collateral were duly authorized and constitute actions and obligations of Borrower. The chief office and principal place of business of Borrower and place where Borrower’s books and records are maintained is located at the address set forth on the signature page to this Agreement. Borrower shall notify Lender immediately upon any change in its chief office or principal place of business or of the place where its books and records are maintained.
5.2Financial Statements. The Budget and cost reports furnished by Borrower to Lender in connection with the Picture, if any, are, in all material respects, accurate and correct, prepared in accordance with generally accepted, accounting principles and accurately represent the financial status of the Picture; no materially adverse changes have occurred since the dates of said documents; and no material liabilities, contingent or otherwise, not shown or contemplated on said documents exist. Borrower has furnished to Lender copies of all material agreements, indentures, and other instruments pursuant to which it has incurred indebtedness or may be obligated, whether directly or indirectly, for borrowed money.
5.3Power and Authority. Borrower has the power and authority to execute deliver and carry out the terms and provisions of this Agreement and to execute and deliver the Promissory Note, and all other Loan Documents, and has taken all necessary corporate action to authorize the execution and delivery of this Agreement, the borrowing hereunder, and the execution and delivery of the Promissory Note, and said other Loan Documents.

5.4No Conflicts. Neither the execution and delivery of this Agreement, the Promissory Note or any other Loan Document, instrument or agreement to be executed pursuant hereto, nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions of the Promissory Note or any other Loan Document: (i) will violate any provision of law or of any applicable regulation, order or decree of any court or Governmental Authority, (ii) will conflict or will be inconsistent with, or will result in any breach of, any of the terms, covenants, conditions or provisions of any mortgage, indenture, deed of trust, agreement or other instrument to which Borrower is a party or by which it may be bound or to which it may be subject, or (iii) will violate any provision of the articles of organization pursuant to which Borrower was formed or any other organizational document thereof.
5.5No Pending Legal Actions. There are and will be no claims, actions, suits or proceedings, pending or threatened, against, affecting or relating to, Borrower, Guarantor, or the Collateral before any court or governmental or administrative body or agency which might result in any Material Adverse Effect in the business, operations, properties or assets or in the condition, financial or otherwise, of Borrower or which would otherwise materially adversely affect the rights and Security Interest granted to Lender hereunder. Borrower is not in default under any applicable statute, rule, order or regulation of any Governmental Authority.
5.6Binding Obligation. This Agreement, the Promissory Note, and each other Loan Document, when executed and delivered pursuant hereto, will constitute legal, valid and binding obligations of Borrower and Guarantor, as applicable, enforceable against Borrower and Guarantor, as applicable, in accordance with the respective terms hereof and thereof (except as may be limited by bankruptcy, insolvency, reorganization, or moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally).
5.7First Priority Security Interest. Subject to the Permitted Encumbrances, this Agreement and the other instruments, agreements and documents to be executed and delivered to Lender hereunder will effect (upon due execution and delivery and after the proper recordation of those documents required to be recorded) a valid first priority security interest in favor of Lender in the Collateral (including, without limitation, the Proceeds and Tax Credit Proceeds) (other than with respect to the Permitted Encumbrances).
5.8No Other Consent. In connection with the execution, delivery, performance, validity and enforceability of this Agreement, and the Promissory Note or any other instrument, agreement or document to be executed and delivered hereunder, no consent of any Person, and no consent, license, approval, authorization, registration or declaration with any Governmental Authority is required.
5.9Tax Credits. Borrower will comply with all applicable rules and requirements of applicable Tax Credit Law for Borrower to qualify for the Tax Credits in connection with the Picture, and Borrower shall take all actions necessary in order for the Picture to qualify for the payment of the Tax Credit Proceeds in an amount not less than the Estimated Tax Credit Amount.
5.10Principal Photography. Principal photography of the Picture (“Principal Photography”) shall commence on or about June 13, 2025 (subject to exigencies of production and force majeure events).
5.11Ownership. Borrower currently owns all motion picture and allied rights in and to the Screenplay and the copyright thereof, whether pursuant to a work-for-hire arrangement, assignment agreement or otherwise, as are necessary for the production, distribution, exhibition and exploitation of the Picture by all manner and means in all media throughout the universe in perpetuity, including, without limitation, all rights granted to Distributors under the Distribution Agreements, free and clear and such rights, in whole or part, have not been pledged to any Person (subject to the Permitted Encumbrances).
5.12Borrower’s Acts; No Encumbrance. Borrower has not performed, nor will Borrower perform, any acts (including, without limitation, any acts that would result in the revocation of any of the Tax Credits) or execute any other instruments which prevent or could reasonably likely prevent Lender from deriving the full benefits of any of the terms or conditions of this Agreement. Borrower has not and will not have pledged, assigned, transferred or otherwise disposed of or encumbered the Tax Credits or the Tax Credit Proceeds, or any of its right, title, or interest in and to the Tax Credits or the Tax Credit Proceeds, other than to Lender. No third party has any right, title, or interest in or to the Tax Credits or Tax Credit Proceeds.

5.13Third Party Rights. Except as expressly acknowledged herein, and in the Guild Interparty Agreements: (i) Borrower (and/or others on its behalf) has not transferred, assigned, or encumbered any rights heretofore (or hereafter to be) acquired by Borrower with respect to the Collateral; and (ii) no Person (other than Borrower) has any rights of any kind in or to the Collateral. No rights, property or interests exist or will be granted to any third party which are in any way inconsistent with or adversely affect Lender’s rights and/or Lender’s Security Interest under this Agreement.
5.14No Litigation. No litigation, suits, proceedings or claims exist or are threatened relating to the Picture or rights therein or thereto or otherwise, which would have a Material Adverse Effect on the rights and Security Interest granted to Lender hereunder or the ability of Borrower to perform its obligations hereunder or under any other agreement to which it is a party which relates to the Collateral.
5.15Distribution Agreements. The Distribution Agreements are in full force and effect as of the date hereof, and neither Borrower nor Distributor is in default thereunder.
5.16No Pending Insolvency Proceeding. No insolvency proceedings of any nature are now pending or threatened by or against Borrower or Guarantor.
5.17Proceeds of Loan. None of the proceeds of the Loan shall be used, directly or indirectly, for any purpose other than for the payment of the costs of production, post production, and delivery of the Picture in accordance with the Budget as expressly provided herein, and to pay Lender’s costs and expenses specified in paragraph 8.5 hereof.
5.18Representations with Respect to the Picture. The Picture as produced: (i) will be original and will not violate or infringe any copyright or any other rights whatsoever of any Person; (ii) will be produced and duly and timely delivered to Distributors in accordance with the requirements of the Distribution Agreements (if any), and Borrower shall acquire all such rights (including, without limitation, all rights in and to the music of the Picture) as may be required by the Distribution Agreements and as may be necessary for Distributors to fully exercise all rights granted to them under the Distribution Agreements; (iii) shall conform to the Screenplay except for minor deviations normally made by the director which do not materially change the storyline or result in an overall increase in the cost of the Picture; and (iv) shall receive an MPA rating no more restrictive than “R”.
5.19Production Matters. (a) All amounts due and payable with respect to Chain-of-Title for the Picture shall be paid on time and in full in order to fully produce, complete, deliver and distribute the Picture throughout the universe without any claim or interference; (b) Borrower (and any other production company who provides services in connection with the Picture) have complied and will comply with all laws, rules and regulations (including all applicable Guild requirements) in order to fully produce, complete, deliver and distribute the Picture throughout the world; (c) there is no action, suit or proceeding (actual or threatened) at law or in equity or by or before any governmental instrumentality or other agency (including any arbitration) concerning, arising out of or relating to the Picture or Borrower or any rights relating to the Picture, nor is there any investigation into any matters concerning the Picture; (d) the Budget contains a contingency of no less than the Contingency; (e) the Picture will be fully produced, completed and delivered for distribution throughout the world as a first class theatrical motion picture with delivery of the Picture to occur no later than December 31, 2025 for an amount not greater than the Budget; and (f) except as disclosed to Lender in writing, no person has any legal right to the payment of producer fees in connection with the Picture prior to closing the Loan, and no such payments shall be made except as approved by Lender.
5.20Accurate Information. No information, exhibit, or written report or the content of any schedule furnished by or on behalf of Borrower to Lender in connection with the Loan, or the Collateral, and no representation or statement made by Borrower in any Loan Document, contains any material misstatement of fact or omits the statement of a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which it was made. There is no fact presently known to Borrower which has not been disclosed to Lender which causes a Material Adverse Effect or could reasonably be expected to cause a Material Adverse Effect.
5.21Timely Performance. Borrower will duly and timely perform all of its respective material obligations and agreements hereunder and under any other agreement to which it is a party and which relates to the Picture, including without limitation, completing delivery of the Picture no later than December 31, 2025.

5.22Taxes. Borrower has filed all tax returns and other reports which they were required by law to file on or prior to the date hereof and have paid all taxes, assessments, fees and other governmental charges and penalties and interest, if any, against them or their property, income or franchise, that are due and payable (except to the extent that (i) any such taxes, assessments, fees and other governmental charges and penalties and interest are diligently contested in good faith by appropriate proceedings and proper reserves are established on the applicable Borrower’s books, and (ii) a stay of enforcement of any liens arising from the nonpayment thereof when due is in effect).
5.23Further Assurances. If the Lender requests, Borrower shall execute and deliver, or cause to be executed and delivered, to the Lender any documents referred to in this Paragraph 5 hereof and such further instruments, documents and agreements as the Lender may reasonably require, and shall do, or cause to be done, such further acts as the Lender may reasonably require to carry out or effectuate the purposes of this Agreement and enable the Lender to exercise its rights and remedies hereunder. If Borrower fail to execute or deliver to the Lender any such further instruments, documents or agreements within five (5) Business Days after the Lender’s request therefor, then the Lender is hereby appointed as Borrower’s irrevocable attorney-in-fact, with full power of substitution and with the right, but not the obligation, to do any and all acts and things necessary to execute, acknowledge and deliver any and all such further instruments, documents or agreements, in Borrower’s names and on Borrower’s behalf, which appointment shall be deemed to be a power coupled with an interest and shall be irrevocable. If the Lender executes any instruments, documents or agreements on Borrower’s behalf pursuant to this Paragraph 5.22, the Lender will provide Borrower with a copy of each such executed instrument, document or agreement within a reasonable period of time after the Lender’s execution thereof; provided, however, that the Lender’s inadvertent failure to provide Borrower with a copy of any such instrument, document or agreement shall not constitute a breach of this Agreement by the Lender.
5.24Conditions Precedent. Borrower warrants and represents that all Conditions Precedent have been satisfied and there will be no changes to the status of any Condition Precedent without Lender’s prior written authorization.
6.CONDITIONS PRECEDENT. Notwithstanding anything to the contrary herein contained, Lender shall not be obligated to advance funds under the Loan unless all of the following conditions (each a “Condition Precedent,” and collectively, the “Conditions Precedent”), have been satisfied at the time of each disbursement of an installment of the Loan (as specified below). For clarity, in the event Lender funds one or more installment(s) of the Loan, said funding shall not be an acknowledgement of satisfaction of or waiver of any remaining Conditions Precedent.
6.1Chain-of-Title. Lender has been provided with chain-of-title documentation satisfactory to Lender and its counsel that Borrower has the right to produce the Picture and such other chain of title documentation in form and substance satisfactory to Lender and its counsel as Lender may reasonably require.
6.2Required Documents. There shall have been delivered to Lender the following documents, instruments and agreements (such documents, instruments and agreements to be executed to the extent they can be executed) in form and substance reasonably satisfactory to Lender and to Lender’s counsel:
6.2.1Financing Statements. Uniform Commercial Code Financing Statements with respect to the Security Interest granted to Lender hereunder for all jurisdictions in which Lender, in its discretion, deems it necessary to file such Uniform Commercial Code Financing Statements to perfect the Security Interest;
6.2.2Loan Documents. Copies of all Loan Documents, including, without limitation, the Bad Acts Guaranties, duly executed by all parties thereto, together with all exhibits, schedules, attachments and supplementary documents thereto;
6.2.3Security Interest Search Reports. Reports confirming that there are no filings of record which indicate that another Person has rights or a security interest in the Collateral hereunder, other than as expressly set forth herein, which would be inconsistent with the Security Interest granted to Lender hereunder;

6.2.4Certificate of Organization. A current and true copy of the articles of organization of Borrower, and the Operating Agreement (or equivalent document) of Borrower, duly certified as of a recent date by the secretary of Borrower;
6.2.5[***] Distribution Agreement. A fully executed [***] Distribution Agreement in a form and substance approved by Lender.
6.2.6[***] Distribution Agreement. A fully executed [***] Distribution Agreement in a form and substance approved by Lender.
6.2.7Distribution Agreement. Any other Distribution Agreement duly executed by Distributor and Borrower; the Distribution Agreement shall not allow for any deductions from the applicable Minimum Guaranty thereunder until complete repayment of the Indebtedness;
6.2.8Financing Agreements. Fully executed financing agreements for all funds not provided by Lender required to meet the strike price.
6.2.9Borrowing Resolutions; Certificate of Incumbency. Certified copies of the resolutions of the members of the Borrower, authorizing, as applicable, the execution, delivery and performance of this Agreement and the other Loan Documents, as well as all of the transactions contemplated thereby, and such other documents relating thereto as Lender may reasonably request, together with any member’s certificate (“Certificate of Incumbency”), dated as of a recent date, certifying as to the incumbency and signatures of the person(s) authorized to execute and deliver the applicable Loan Documents on behalf of the Borrower;
6.2.10Budget; Cash Flow Schedule; Screenplay; Finance Plan and Production Schedule(s). A copy of the Budget, Production Schedule, Cash Flow Schedule, and Screenplay, finance plan and the schedule(s) of production and post-production for the Picture;
6.2.11Actor Agreements. Fully executed Actor Agreements;
6.2.12Borrowing Certificate. A Borrowing Certificate, in form and substance satisfactory to Lender and Borrower, duly signed by Borrower;
6.2.13[***] Post Production Agreement. A fully executed post production agreement between Borrower and [***];
6.2.14Certificate of the Members. Duly signed certificate of the members of the Borrower in form and substance satisfactory to Lender;
6.2.15Production Agreements. Fully-executed copies of the Director Agreement, the Producer Agreements, and the Producer Holdback Agreement, each in in form and content approved by Lender;
6.2.16Payroll Agreement. A fully executed payroll agreement between [***] and Borrower for all production accounting services and for all residual payroll processing;
6.2.17Guild Interparty Agreement(s). If Borrower has previous granted to SAG or any other talent union or guild a security interest in the Collateral, the Guild Interparty Agreement(s), or a subordination agreement from such other talent union of guild, duly executed on behalf of such applicable talent union or guild, provided that if Borrower has not granted a security interest to SAG or such other talent union or guild prior to closing it will provide a Guild Interparty Agreement, or subordination agreement(s) promptly after Borrower is asked to execute any such security agreement(s).

6.2.18[***]. A fully executed agreement with [***] in connection with the music rights for the Picture;
6.2.19Sales Agency Agreement. A fully executed Sales Agency Agreement in form and substance approved by Lender.
6.2.20Sales Agent Interparty Agreement. A fully executed Sales Agent Interparty Agreement in form and substance approved by Lender, which shall include a stipulation that Sales Agent shall be entitled to no more than [***] commission on foreign sales until Lender has been repaid the Indebtedness. For clarity, no sales fee shall be deducted from the minimum guarantees pursuant to the Distribution Agreements with [***] and [***] until Lender has been paid the Commitment Amount and default interest, if any.
6.2.21181 Assignment Agreement. A fully executed 181 assignment agreement between [***] and Borrower in form and substance approved by Lender;
6.2.22[***] Financing Agreement. A fully executed financing agreement between [***] and Borrower in form and substance approved by Lender
6.2.23Subordination Agreements. Fully executed Subordination Agreements in form and substance approved by Lender.
6.2.24Tax Credit Application, Opinion Letter, and Award Letter. A tax credit application, opinion letter, and award letter in connection with the [***] tax credit for the Picture, each in a form and substance approved by Lender.
6.2.25Copyright Report. A copyright report on the Picture, dated as of a date no earlier than four (4) weeks prior to the date of funding of the First Tranche of the Loan.
6.2.26Assignment(s) of Proceeds. Fully executed notices of assignments or irrevocable directions with each Distributor and the state of [***] (if applicable), each in form and substance approved by Lender.
6.2.27Guild Clearance. Written confirmation of the clearance for the Picture from all Guilds.
6.2.28DAA. Fully executed DAA with [***].
6.2.29Strike Price. Written confirmation by Lender that the Loan, along with funds already spent and the proceeds deposited into the Production Account by other financiers equals or exceeds the total amount needed to complete and deliver the Picture per the Picture’s final budget, as approved by Lender. For avoidance of doubt, Lender will fund the Loan only after all sources of funding have been deposited into the Production Account.
6.2.30Distributor Approvals. Proof that all of Distributor’s approvals and requirements included in the related Distribution Agreements between Borrower and any Distributor, have been strictly adhered to.
6.2.31Tax Credit Assignment of Proceeds. A fully executed Tax Credit Assignment of Proceeds.
6.2.32Tax Credit Auditor Opinion Letter. All documents reasonably required by Lender to show that Borrower has met all applicable requirements to reasonably maximize and collect the Estimated Tax Credit Amount.

6.2.33Miscellaneous. Such other documents as Lender may reasonably request in order to effect fully the purposes of this Agreement and/or the other Loan Documents.
6.3Insurance Certificates; Notice to Insurer. Insurance certificates with respect to the insurance coverages required to be obtained and maintained pursuant to paragraph 8.10 hereof and a Notice to Insurer in form and substance approved by Lender delivered to all insurance providers.
6.4No Waiver. For the avoidance of doubt, to the extent Lender advances any installment of the Loan without requiring satisfaction of one or more of the Conditions Precedent, such Condition(s) Precedent shall not be deemed waived unless expressly waived by Lender in a separate writing that expressly states such waiver; absent such express written waiver, Borrower shall remain obligated to satisfy all such Condition(s) Precedent as a condition to the advance of any remaining portion of the applicable Commitment Amount (and as a conditions subsequent in any event).
6.5Event of Default. At the time of disbursement of an installment of the Loan (both before and after giving effect thereto), there shall exist no uncured Event of Default and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default hereunder.
6.6Representations and Warranties. All representations and warranties contained herein or otherwise made in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on the date of disbursement of each installment of the Loan.
6.7Material Changes. There has been no Material Adverse Effect in the Picture’s Budget, Picture elements, financing structure, timing of production (including post production) or Borrower’s key production team.
6.8Production and Post-Production Accountants. Lender’s due diligence and approval of the production accountant and post-production accountant, approval not to be unreasonably withheld, and Lender is reasonably satisfied that the production accountant has not failed to follow reasonable reporting standards and guidelines as defined by Lender and timely provided to Borrower and the production accountant in writing.
6.9Financial Condition of Borrower. No Material Adverse Effect in connection with the financial condition of Borrower has occurred at the time of the requested portion of the Loan. It is understood that this review shall be conducted by Lender in good faith in accordance with its customary practice.
6.10Film Office Confirmation. Confirmation by the Film Office that the application process is in good standing and there are no outstanding information requests that will prevent the submission of the final approval of the pre-certification letter for the Tax Credit Proceeds, including the pre-certification letter for the Tax Credits in the name of Borrower.
6.11Background Checks. Background checks performed on the officers of the Borrower that are executing Loan Documents are reasonably satisfactory to Lender.
6.12Checklist Items. All required, conditions/due diligence requirements listed on the closing checklist prepared by Lender’s legal counsel, which conditions/due diligence requirements are hereby incorporated into this Agreement by reference excluding only the CAMA.
7.CONDITION SUBSEQUENT. As a condition to drawdowns of the Loan after the First Tranche and a material obligation of Borrower hereunder (“Condition Subsequent”), Borrower shall deliver to Lender the following no later than the applicable deadlines as set forth below:
7.1CAMA. A fully executed CAMA to which Lender is a party and a direction to pay agreement with the respective payors, each in form and substance approved by Lender, which Lender agrees may be provided by March 1, 2026, provided Lender has approved the CAMA waterfall. For clarity, failure to provide a fully executed CAMA by March 1, 2026 shall be deemed an Event of Default.

7.2[***] Tax Credit Buyer. Borrower shall procure a buyer for the [***] Tax Credit for an amount no less than .94 of its gross value and add Lender as a party to the agreement with said buyer for buyer’s commitment to purchase the credit at the designated value in advance of Lender releasing the first tranche of Loan.
8.AFFIRMATIVE COVENANTS. Borrower hereby covenants and agrees as follows:
8.1Existence. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its company existence and comply with all laws and regulations applicable to it.
8.2Books and Records. Borrower shall maintain, at all times and in accordance with good and generally accepted accounting principles in the motion picture industry, true, full and complete books and records showing the financial transactions of Borrower and (to the extent Borrower has access to or possession of the books and records of) any other Person with respect to the Picture, and Borrower shall permit Lender (or its designee) to examine the same upon twenty (20) Business Days’ prior written notice at such time(s) during reasonable business hours as Lender (or its designee) may request upon reasonable notice and to take excerpts therefrom and to make copies thereof only until the Indebtedness is repaid in full. Until such time as the Indebtedness is indefeasibly repaid in full and Borrower is not entitled to any further disbursements of the Loan hereunder, all such books and records (or duplicates thereof) shall be maintained at Borrower’s principal place of business, and shall not be maintained in any other place without Lender’s prior written consent. Borrower shall inform Lender of the identity of the proposed post-production accountant for the Picture and Lender shall be entitled to conduct reasonable customary due diligence on such accountant and shall have approval of the post-production accountant for the Picture, approval not to be unreasonably withheld, delayed or conditioned. Lender shall have the right to audit the books and records of Borrower, on an annual basis, subject to at least thirty (30) days prior written notice to Borrower, at Lender’s expense, until payment of the Indebtedness (and Default Interest, if any) is irrevocably received by Lender. In the event the audit uncovers a discrepancy unfavorable to Lender, Borrower shall pay the third-party costs of any such audit if the discrepancy is greater than $20,000.
8.3Statements, Reports, Etc. Until such time as the Indebtedness (including Default Interest, if any) is indefeasibly repaid in full and Borrower is not entitled to any further disbursements of the Loan hereunder, Borrower shall furnish or cause to be furnished to Lender in form reasonably satisfactory to Lender all such information in connection with the Picture as Lender may reasonably request, including, but not limited to, the following:
8.3.1Copies of all bank statements and other financial information (including a trial balance) with respect to the Picture received by Borrower or any Affiliated Person during the preceding financial quarter; and
8.3.2Copies of all weekly production reports, if any, indicating by Budget category all expenditures theretofore made by Borrower in connection with the Picture, the amount of cost overrun, if any, for the week immediately preceding submission of such report and the estimated cost to complete the Picture during the preceding financial quarter. Such reports shall detail costs incurred versus the budgeted amounts, indicating the funds that are still available to Borrower are sufficient to complete the Picture with written explanations of any material variances from the production schedule or Budget. Borrower’s failure to promptly provide such reports shall not constitute an Event of Default hereunder unless Borrower fails to provide same within five (5) Business Days after any reasonable request therefor by Lender.
8.3.3Regular status reports containing meaningful and reasonable detail on material production activities, including timeline to and budget for completion of preproduction, production, and post- production, as well as sales and distribution activities. This includes call-sheets, discussion with third party vendors and financiers, and upon request, production account bank statements. Borrower must also provide Lender with all weekly cost reports within three (3) days of the end of the corresponding week for such report during pre-production, production and weekly cost reports during post production.
8.3.4Tax Credit Proceeds and Documentation.
8.3.4.1Prior to Lender funding the Loan, Borrower will retain a third-party audit firm to prepare an opinion letter to determine the estimated gross tax credit amount.

Borrower shall be responsible for all fees associated with the issuance of this letter. Lender shall have sole discretion and approval of Borrower's choice of a third-party audit firm.
8.3.4.2Borrower shall procure a buyer for the [***] Tax Credit for an amount no less than .94 of its gross value. Borrower shall provide contractual evidence of buyer’s commitment to purchase the credit at the designated value in advance of Lender releasing the first tranche of Loan.
8.3.4.3Prior to the release of Tranche 4, 5 and 6, Borrower shall deliver a third-party audit report confirming the estimated Tax Credit Proceeds earned to date based on the amount of actual qualified expenditure by the Borrower. Borrower shall be responsible for any and all fees associated with the issuance of this report. Lender shall have sole discretion and approval of Borrower's choice of a third party audit firm.
8.3.4.4Borrower will retain a Lender approved third-party post accountant for post accounting services to prepare the final audit which verifies the final amount of the Tax Credit Proceeds earned by Borrower. Borrower shall be responsible for any and all fees associated with the accounting services. Lender shall have sole discretion and approval of Borrower's choice of a third-party post accountant.
8.3.4.5Borrower will retain a third-party accountant to prepare its tax returns in a timely manner and file its applicable tax returns as and when due for every year until the full repayment of the Repayment Amount, but in any event no later than two weeks following the receipt of the tax credit certificate from the [***] Film Office for the year in which the Tax Credit Proceeds can first be claimed.
8.3.4.6Borrower will assign the Tax Credit Proceeds to Lender (or Lender’s designee) via direction-to-pay agreement with [***] so that all proceeds are wired to an account specified by Lender (or Lender’s designee).
8.3.4.7The tax return will be prepared by Borrower and sent to Lender approval prior to submission to the [***] Film Office. For avoidance of doubt, Lender shall have approval over Borrower's decision for the preparation of the state and federal tax returns associated with receipt of the Tax Credit Proceeds.
8.3.4.8Borrower shall be responsible for any and all fees associated with the tax return filing.
8.3.4.9Borrower will provide Lender with copies of all reports sent to, and copy Lender on all future communication with relevant [***] government departments in connection with all matters concerning the Tax Credits (each, a “Film Office, and collectively the “Film Office”) during and after production. For the avoidance of doubt, if Borrower fails to meet the obligations set forth herein in all material respects, Lender shall have the right to terminate this Agreement and, following Borrower's receipt of written notice of such termination, the Indebtedness (including Default Interest, if any) shall immediately become due and payable.
8.4Notice of Legal Proceedings. Borrower shall promptly, upon becoming aware of any legal proceedings (or upon when Borrower would have been aware in the course of exercising reasonable prudence), give written notice to Lender of all litigation, proceedings, controversies (which may cause a Material Adverse Effect regarding Lender’s rights and/or Lender’s Security Interest hereunder or under any documents referred to herein) or material interruptions (i.e., events of force majeure), or material contract events (e.g., failure by a third party to perform required services) in the pre-production, production, post-production or distribution of, or claims materially affecting the Collateral or any of the rights of Borrower with respect thereto, in each case only if and to the extent Borrower is actually aware or has received written notice thereof, and, where applicable, Borrower shall appear in and defend any and all such actions and proceedings and shall obtain and furnish to Lender from time to time, promptly following a written demand by Lender, all instruments, agreements, financial statements, documents, releases and subordinations of claims or liens as Lender may reasonably require, consistent with this Agreement, to maintain the priority of Lender’s Security Interest under this Agreement. In this regard, Borrower shall defend the Collateral against the claims and demands of all other parties claiming by, through or under Borrower, and will keep the Collateral free and clear from all security interests or other encumbrances created by, through or under Borrower, except the Security Interest created hereunder and those security interests expressly permitted hereunder.
8.5Costs and Expenses; Taxes. After the occurrence of an Event of Default (which has not been cured by Borrower as provided herein), Borrower shall pay immediately upon demand by Lender all reasonable, actual, verifiable, out-of-pocket, third party costs, expenses, and/or Indemnified Taxes incurred in connection with the enforcement of the rights of the Lender hereunder or under the Promissory Note or any other Loan Document or otherwise in connection with the realization upon any Collateral. Such unpaid costs, expenses, and/or Indemnified Taxes (including court costs and reasonable outside attorneys’ fees) shall constitute an additional disbursement of the Loan hereunder and shall be secured and recoupable and shall bear interest in the same manner as provided for in paragraph 2 hereof. At Lender’s election, Lender shall have the right (and is hereby authorized by Borrower) to deduct all amounts payable to Lender pursuant to this paragraph 8.5 or pursuant to paragraph 8.7 hereof from a disbursement of the Loan made by Lender to Borrower, or to make additional disbursements under the Loan for the repayment to Lender of all such amounts.
8.6Performance; Copyright Registration. Borrower shall diligently and duly perform and observe all the terms, covenants and conditions on its part to be performed and observed under and pursuant to the Distribution Agreements, as applicable. Borrower shall make all necessary recordations and copyright filings with the US Copyright Office as Lender may reasonably require. Promptly upon completion of the Picture, Borrower shall notify Lender in writing and shall also register the Picture with the United States Copyright Office. Borrower shall also give Lender prompt written notice each time the Screenplay and/or the Picture may acquire or become known by a new or different name or title.
8.7Indemnity. Borrower shall, at all times, defend, indemnify and hold Lender (and Lender’s Affiliates and their respective shareholders, officers, directors, employees, representatives and agents) harmless from and against any and all liabilities, claims, demands, causes of action, losses, damages, expenses (including, without limitation, reasonable outside attorneys’ fees), costs, settlements, judgments or recoveries, unless a court of competent jurisdiction determines in a final and non-appealable judgment that any such claim results from Lender’s gross negligence, fraud or willful misconduct, arising out of or resulting from (i) any breach of the representations, warranties, agreements or covenants made by Borrower and its respective shareholders, officers, directors, employees, representatives, and agents herein or any other Loan Document, (ii) any suit or proceeding of any kind or nature whatsoever against Lender arising from or connected with the transactions contemplated by this Agreement or any of the documents, instruments or agreements to be executed pursuant hereto or any of the rights and properties assigned to Lender hereunder, and/or (iii) any suit or proceeding that Lender may deem necessary or advisable to institute, in the name of Lender or Borrower or both, against any other Person for any reason whatsoever to protect the title and/or the rights of Lender hereunder, or any rights granted to Lender, including reasonable outside attorneys’ fees and court costs and all other out-of-pocket costs and expenses incurred by Lender, all of which shall be charged to and paid by Borrower and shall be secured by Lender’s Security Interest in the Collateral. The foregoing indemnity shall survive repayment of the Indebtedness and the termination of this Agreement.
8.8Further Assurances. Borrower shall, upon request from Lender, execute and deliver, or cause to be executed and delivered, to Lender the Loan Documents and documents referred to in paragraph 6.2 hereof and such further instruments, documents and agreements consistent herewith as Lender may reasonably require and shall do, or cause to be done, such further acts as Lender may reasonably desire to carry out or effectuate the purposes of this Agreement consistent with the terms and conditions set forth herein and to enable Lender to exercise its rights and remedies hereunder. If Borrower shall fail to execute or deliver to Lender any further instruments, documents or agreements under the provisions of this paragraph 8.8 within five (5) Business Days after Borrower’s receipt of Lender’s written request for same from Lender, (following Borrower’s reasonable opportunity to review and comment on the same), then Borrower hereby appoints Lender as Borrower’s irrevocable attorney-in-fact, with full power of substitution and with the right, but not the obligation, to do any and all acts and things necessary to execute, acknowledge and deliver any and all such further instruments, documents or agreements, in Borrower’s name and on Borrower’s behalf, which appointment shall be deemed to be a power coupled with an interest and shall be irrevocable.

Lender shall promptly provide Borrower copies of all documents so executed, provided that failure to so provide such copies of documents shall not be a default hereunder.
8.9Notice of Events of Default. Borrower shall give Lender prompt written notice of all Events of Default under any of the terms or provisions of this Agreement and of any changes in management, litigation, or of any other matter which has resulted in or may result in a Material Adverse Effect in the financial condition or operation of Borrower.
8.10Insurance.
8.10.1“Producer’s Package” Coverage. Borrower shall at all times hereunder at its own cost and expense obtain and keep in full force and effect in amount, kind and form reasonably satisfactory to Lender and with insurers approved by Lender, the following types of insurance providing such coverage as is customarily provided by such types of insurance: Cast Insurance in an amount equal to at least the Commitment Amount covering the director, the director of photography and the principal cast members, among others; essential element coverage for all parties engaged via the Actor Agreements through completion of principal photography; Negative Insurance in an amount equal to the amount of the Budget and projected interest hereunder; Faulty Stock, Camera and Processing Insurance; Props, Sets and Wardrobe Insurance; Miscellaneous Equipment Insurance; Property Damage Liability Insurance; Worker’s Compensation Insurance and any insurance coverage required by applicable collective bargaining agreements.
8.10.2Lender Named as Loss Payee. The Property Damage Liability Insurance shall include Lender as a loss payee and include (i) a provision for the issuance to Lender of written notice of any cancellation of or material change in such insurance coverage which written notice shall be given to Lender not less than ten (10) Business Days in advance of such cancellation of or material change in such insurance coverage and (ii) customary waiver of subrogation language in form and substance acceptable to Lender.
8.10.3Liability Insurance. Borrower shall at all times hereunder at its own cost and expense obtain and keep in full force and effect and in an amount, kind and form reasonably satisfactory to Lender and with insurers approved by Lender the following types of liability insurance which shall provide such coverage as is customarily provided by such types of insurance:
8.10.3.1Errors and Omissions Insurance covering, among other things, the legal liability and defense of the producer of the Picture against lawsuits alleging the unauthorized use of title, format, ideas, characters, plots, plagiarism, copyright infringement and unfair competition. Such insurance shall also protect against alleged libel, slander, defamation of character and invasion of privacy. The Errors and Omissions Insurance shall be in the minimum amount of Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate, with a deductible of Twenty-Five Thousand Dollars ($25,000) per occurrence and a period of coverage of not less than three (3) years from the date of commencement of Principal Photography.
8.10.3.2Comprehensive Liability Insurance covering production of the Picture against, among other things, all claims for bodily injury, personal injury or property damage which arise in connection with the Picture, including, without limitation, coverage for all owned, non-owned and hired vehicles (both on and off camera) with minimum liability limits of One Million Dollars ($1,000,000).
8.10.4Naming Lender as “Additional Insured”. The insurance enumerated in subparagraph 8.10.3 shall name Lender (and their agents, officers, directors and employees) as an additional insured thereunder and shall (i) provide for the issuance to Lender of written notice of any cancellation of or material change in any such insurance coverage which written notice shall be given to Lender not less than ten (10) days in advance of such cancellation of or material change in such insurance coverage and (ii) include customary waiver of subrogation language in form and substance acceptable to Lender.

8.10.5Payment of Premiums. The policies of insurance (or the Certificates of Insurance reflecting that such coverage is in effect) referred to in this paragraph 8.10 shall (a) contain an endorsement which negates the “other insurance” clause in said policies and a statement that the insurance being provided is primary and any insurance carried by a Lender is neither primary nor contributory and (b) be delivered to Lender. Lender shall not have any liability to pay for any premiums or calls with respect to any of the insurance policies referred to in this paragraph 8.10.
8.11Reconciliation of Statements. Upon the reasonable request of Lender, Borrower shall promptly furnish to Lender a reconciliation of information concerning any discrepancy with respect to any item in any summary or statement of revenues paid and payable by Distributors or any other Person, and Borrower further agrees that, if Lender in its good faith business judgment believes that an Event of Default may have occurred, Lender shall have the right to appoint an accountant to prepare such information as Lender may require, the reasonable fees and expenses of such accountant to be borne and paid by Borrower
8.12Legal Compliance. Borrower shall comply in all respects with all applicable laws with regard to the production of the Picture, including, without limitation, the Fair Labor Standards Act.
8.13Services. Borrower shall, at all times hereunder, maintain its corporate existence and shall supply, or cause to be supplied, all necessary services in connection with the production of the Picture.
8.14Payroll. Lender shall select and appoint a mutually approved entertainment payroll company for the Picture. ABS Payroll & Accounting is hereby pre-approved for all production accounting services and for all residual payroll processing.
8.15Liens. Borrower shall defend the Collateral against any and all liens, claims, encumbrances and security interests excluding only the Permitted Encumbrances. At its own expense, Borrower shall perform all steps requested by Lender at any time to perfect, maintain, protect, and enforce Lender’s Security Interest and lien in the Collateral, including, without limitation: (a) executing, filing, recording, and refiling such financing statements, continuation statements, copyright mortgages, deeds of charge, form CO’s, and copyright assignments, and (b) taking such other steps as Lender may deem reasonably necessary or appropriate and wherever required or permitted by law in order to perfect or preserve the Lender’s first priority Security Interest and lien in the Collateral.
8.16Line Producer & Accountant. Lender shall select and appoint a mutually approved line producer and accountant(s) for the Picture.
8.17Post-Production. Borrower shall utilize [***] for all post-production services through delivery acceptance to all Distributors. Borrower shall work with [***] to finalize a mutually agreed post-production schedule during the final closing of the Loan herein. Borrower is responsible for all post production costs associated with post production assets necessary to complete a quality control-approved master file of the final picture through delivery that may include, without limitation, stock shots with worldwide theatrical clearances, music cues with worldwide theatrical clearances, closed captions and CCSL file, MPA license, Dolby License, and QC-VFX flags requiring new visual effects work. In the event Borrower defaults on post production costs associated with post production assets solely to the extent such costs are included in the Lender-approved Budget for the Picture, producer fees shall be subject to reductions in the amount equal to any costs paid and/or the retail rate of work done by [***] in remedying the default.
8.18Payments from Distributors. At all times (including, without limitation, after the occurrence of an Event of Default hereunder) prior to the full, timely and indefeasible repayment of the Indebtedness hereunder, Borrower shall supervise and monitor the performance of and payments from Distributor under the Distribution Agreement (and enforce Borrower’s rights to the same effect with regard to all sub-distribution agreements thereto), and Borrower shall keep true, full and complete books and records of such payments and of all production costs of the Picture, which books and records shall be in accordance with good and generally accepted accounting practices in the motion picture industry. Until such time as the Indebtedness is indefeasibly repaid in full under this Agreement and the Assignment of Proceeds between Distributor and Borrower has been fully executed, Borrower shall pay all amounts payable to Borrower under the Distribution Agreement or from any other exploitation of the Picture in good and collected funds in Dollars, directly to the Lender Account or Collection Account, as applicable. If any Distributor or sub-distributor shall pay any such amounts to Borrower, Borrower shall receive such amounts as trustee for Lender and promptly upon receipt thereof shall remit such amounts (or cause such amounts to be remitted) to the Lender Account or Collection Account, as applicable. For clarity, Proceeds paid to the Collection Account shall not be credited against the Indebtedness until received by Lender in the Lender Account.
8.19Taxes and Government Charges. Borrower shall pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or upon its income or profits or upon any of its properties and all of its other liabilities at any time existing, except to the extent and so long as: (i) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any Material Adverse Effect upon its financial condition or the loss of any right of redemption from any sale thereunder; and (ii) the Borrower has set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) adequate with respect thereto; and further to pay all governmental charges or taxes (except income, franchise or other similar taxes of the Lender) at any time payable or ruled to be payable with respect to the existence, execution or delivery of this Agreement or the other Loan Documents by reason of any existing or hereafter enacted federal or state statute.
8.20DAA. Borrower shall cause [***] to sign a DAA to be used to pay for any guild residuals and reserves.
8.21Tax Credit. Borrower shall take all actions necessary in order for the Picture to qualify for the Tax Credits in an amount not less than the Estimated Tax Credit Amount.
9.NEGATIVE COVENANTS.
9.1Written Consent. Borrower hereby covenants and agrees that, so long as this Agreement is in effect and until Borrower’s obligations to Lender hereunder are fully paid, performed and discharged, Borrower will not, and will not allow any Person to, without first having procured the written consent of Lender:
9.1.1Terminate, amend, alter or modify, or consent to or permit the termination, amendment, alteration or modification of any agreement referred to herein or forming part of Lender’s Security Interest in any manner, or enter into any other agreement, that may cause a Material Adverse Effect or lessen any of the rights granted to Lender under this Agreement, or under any instruments, documents or agreements executed by Borrower in connection herewith;
9.1.2Wind up, liquidate or dissolve its affairs, or sell, lease, license, transfer, or otherwise dispose of or grant an interest in all or a substantial part of its properties and assets, or change its company or trade name or modify its company existence;
9.1.3Create, assume or suffer to exist any security interest, mortgage, pledge, encumbrance, assignment, lien or charge of any kind upon the Collateral including, without limitation, the Picture or the Proceeds (other than the Permitted Encumbrances);
9.1.4Take any action, or fail to take any action, that would adversely affect the payment of the Tax Credit Proceeds to Lender including, without limitation, filming parts of the Picture outside of the State of [***] unless otherwise approved in advance in writing by Lender (such approval shall not be unreasonably withheld or delayed by Lender) or filing a [***] State tax return to apply for Tax Credits less than the Estimated Tax Credit Amount without the prior written approval of Lender;
9.1.5Except as provided in paragraph 4 of this Agreement, and subject to the Permitted Encumbrances, otherwise sell, assign, encumber, grant a security interest in, transfer or allocate any or all of the Collateral (including, without limitation, the Proceeds, Tax Credits, and Tax Credit Proceeds) to any Person other than Lender; or
9.1.6Permit any Proceeds (including, without limitation, Tax Credits and Tax Credit Proceeds) to be applied to any tax liability for which Borrower is liable; or

9.1.7Elect to become an “S corporation” or form of disregarded entity pursuant to rules and regulations of the United States Internal Revenue Service.
9.2Use of Funds. Borrower shall not use any funds disbursed by Lender under the Loan for any purpose or thing except to pay the costs of production and delivery of the Picture in accordance with the approved Budget, and to pay Lender’s costs and expenses specified in paragraph 8.5 hereof.
9.3Amendments. Borrower agrees that no material changes shall be made to the budget or cash flow statement described in paragraph 6.2.8 herein without Lender’s prior written consent, not to be unreasonably withheld.
10.EVENTS OF DEFAULT.
10.1Specified Events of Default. Each of the following specified events hereby constitutes and is herein referred to individually as an “Event of Default,” it being understood that an Event of Default shall not be deemed to have occurred until the cure period set forth in the applicable subparagraph below, if any, shall have expired, other than with respect to the calculation of Default Interest if such Event of Default is not cured within the applicable cure period:
10.1.1Borrower’s failure to make (or cause to be made) any payments to Lender hereunder when the same are due, including without limitation, payment of the Indebtedness (including Default Interest, if any) by the Maturity Date; or
10.1.2Borrower’s failure to maintain (or cause to be maintained) in full force and effect the policies of insurance as provided in paragraph 8.10 hereof for the full periods required by Lender; provided, however, if a policy is terminated for some reason other than by a default of Borrower, Borrower shall have five (5) Business Days to reinstate or replace such policy; or
10.1.3Default in the due and timely observance or performance of the terms, provisions, covenants, representations, warranties, conditions, agreements or obligations of Borrower contained in this Agreement, the Promissory Note, any Loan Documents (including, without limitation, the Copyright Mortgage), or in any other agreement relating to the Loan or the Collateral which would cause a Material Adverse Effect regarding the validity, perfection or priority of the Lender’s Security Interest in the Collateral, or the value of the Collateral or the Promissory Note; or
10.1.4Borrower’s failure to perform or observe, in a due and timely manner, any of the other (i.e., other than those subject to the immediately preceding subparagraphs 10.1.1 through 10.1.3) material terms, provisions, covenants, conditions, agreements or obligations contained herein, in the Loan Documents or in any other agreement, contract, indenture, document or instrument executed, or to be executed, by Borrower in connection with this Agreement or pursuant hereto and which would have a Material Adverse Effect on the ability or obligation of Borrower to perform its obligations under this Agreement and under the other Loan Documents to be executed by Borrower pursuant hereto; or
10.1.5If any Uniform Commercial Code Financing Statement, Financial Statement, or representation or warranty made by Borrower herein or otherwise in writing in connection with this Agreement or in connection with the instruments, documents and assignments to be executed by Borrower hereunder or pursuant hereto shall be false or untrue on the date made and which would have a Material Adverse Effect on the ability or obligation of Borrower to perform its obligations under this Agreement and under the other Loan Documents to be executed by Borrower pursuant hereto; or
10.1.6Default of any third party hereto in the observance or performance by such party of any material term, covenant, condition, warranty or representation made or agreed to in any agreement referred to herein or secured by Lender’s Security Interest hereunder which Lender reasonably believes could cause a Material Adverse Effect on the Collateral and/or Lender’s Security Interest hereunder, including, without limitation, the Picture’s production accountant and post-production accountant’s failure to follow certain reporting standards and guidelines as defined by the Lender; or

10.1.7Suspension by Borrower of any of its respective business operations; or
10.1.8If any warrant of attachment, execution or other writ in an aggregate amount of greater than Fifty Thousand Dollars (US$50,000) shall be issued or levied upon the proceeds payable pursuant to any agreement referred to herein or secured by Lender’s Security Interest hereunder, and such attachment, execution or other writ shall remain undischarged and unstayed for a period in excess of thirty (30) days or Borrower shall fail to post (or cause to be posted) an indemnity bond for the maximum liability pursuant to any such attachment, execution or other writ; or
10.1.9If Borrower should become insolvent; or should be unable to pay its debts as they mature (including Borrower’s failure to pay the Indebtedness); or should make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties or assets, or should file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; or should file an answer admitting the jurisdiction of any court and the material allegations of an involuntary petition filed pursuant to any change in law relating to bankruptcy or reorganization; or should join in any such petition for an adjudication or for a reorganization or other arrangement; or should become or be adjudicated a bankrupt; or should apply for or consent to the appointment of or consent that an order be made appointing any receiver or trustee for itself or for any of its properties, assets or business; or if an order should be entered pursuant to any change in law relating to bankruptcy or reorganization; or if a receiver or a trustee should be appointed otherwise than upon its own application or consent for all or a substantial part of its properties, assets or business and any such receiver or trustee so appointed is not discharged within sixty (60) days after the date of such appointment; or if an involuntary petition is filed and not dismissed, stayed or bonded within sixty (60) days after the date of such petition; or
10.1.10If there shall exist or occur, and Lender shall notify Borrower of, any event or condition which in Lender’s good faith business judgment (exercised in Lender’s sole discretion) is an Event of Default or which would have a Material Adverse Effect on the ability or obligation of Borrower to perform its material obligations under this Agreement and under the other Loan Documents to be executed by Borrower pursuant hereto; or
10.1.11If final judgment or judgments for the payment of money aggregating in excess of Fifty Thousand Dollars (US$50,000) shall be entered or affirmed by a court against Borrower, and Borrower shall not discharge the same or provide for its or their discharge in accordance with its or their terms or procure a stay of execution thereof within sixty (60) days from the date of entry thereof; or
10.1.12If any Loan Document shall cease to be in full force and effect; or
10.1.13If Borrower shall default under any Loan Document and such default is not cured with the proscribed cure period thereunder, if any; or
10.1.14If there shall exist any material change in lowering the Budget, financing structure, timing of production, including post-production, or the key production team or key cast of the Picture (i.e., any of the Key Producers are no longer a producer or the actors engaged via the Actor Agreements are no longer cast as lead actors) unless approved by Lender; or
10.1.15Failure to complete Principal Photography for the Picture substantially in accordance with the Budget, Production Schedule, and Cash Flow Schedule;
10.1.16Borrower’s failure to adhere to Lender’s approval rights as expressly set forth in this Agreement; or
10.1.17If Borrower abandons production of the Picture; or

10.1.18The failure of Borrower to effect delivery of the Picture to Distributor in accordance with the terms and conditions of the Distribution Agreement; or
10.1.19If Borrower fails to fully fund the costs of production of the Picture in accordance with the Cash Flow Schedule.
10.2Remedies. Upon the occurrence of any of the Events of Default set forth in paragraph 10.1 hereof, subject to any applicable cure period, all Indebtedness shall immediately become due and payable. At Lender’s option, upon the occurrence of any other Event of Default, and at any time thereafter if such Event of Default shall then be continuing:
10.2.1Unless such Event of Default is cured within the time period (if any) provided for hereunder, Lender may terminate its obligations to advance funds to Borrower and/or the Indebtedness may, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower, be forthwith called due and payable, if not otherwise then due and payable (anything herein or in the Promissory Note or other agreement, contract, indenture, document or instrument contained to the contrary notwithstanding) and the Repayment Dates shall be accelerated accordingly;
10.2.2Lender may pursue the remedies afforded to Lender hereunder (including, without limitation, pursuant to paragraph 10.4 hereof) or under any of the documents executed in connection herewith, or any other remedy afforded to Lender by law or equity, and Lender may, at its option, do and perform all other acts and things necessary for the proper preservation and protection of Lender’s rights hereunder, solely with respect to the Collateral (and the receipts therefrom) or pursuant to any agreement secured by Lender’s Security Interest hereunder, all at the cost and expense of Borrower, which amount so expended shall constitute costs recoupable by Lender and secured as provided hereunder;
10.2.3Lender may, at its option, engage others to exercise or discharge any of its rights or obligations hereunder. The amounts payable to such others by Lender shall be recoupable by Lender and secured as provided in paragraph 8.6 hereof;
10.2.4Lender may require Borrower to assemble the Collateral and make it available to Lender at a place or places to be designated by Lender;
10.2.5Lender may, in its sole discretion, in its name or in Borrower’s names, or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement reasonably deemed desirable with respect to, any of the Collateral, but Lender shall be under no obligation to do so. Lender shall consult with Borrower with regard to such matters, provided that in all cases Lender’s decision shall be final. Lender may extend the time of payment, arrange for payment in installments, or otherwise modify the term of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting the liability of, Borrowers. Lender will not be required to take any steps to preserve any rights of or against any Person which in any way relate to the Collateral. If Borrower fails to make payment or take any action required under this Agreement, Lender may make such payments and take all such actions as Lender reasonably deems necessary to protect Lender’s security interests in the Collateral or the value thereof, and Lender is hereby authorized (without limiting the general nature of the authority conferred herein) to pay, purchase, contest or compromise any encumbrances, charges or liens which in Lender’s good faith judgment appear to be equal to, prior to or superior to Lender’s security interests in the Collateral;
10.2.6Lender may, without notice or demand or legal process, enter upon any premises, or wherever any portion of the Collateral may be, and take possession of the Collateral together with all additions and accessories thereto; demand and receive such possession from any Person who has possession thereof; remove, keep and store the Collateral or any portion thereof, or put a custodian in charge thereof; and take such other measures as it may deem reasonably necessary or proper for the care or protection thereof;

10.2.7Lender may, with or without taking possession thereof, sell or cause to be sold all or any portion of the Collateral, at such commercially reasonable price or prices as Lender, in its sole and absolute discretion, shall determine, and for cash or on credit or for future delivery, without assumption of any credit risk, at any public or private sale, without demand of performance or notice of intention to sell or of time or place of sale; provided, however, that unless the Collateral in Lender’s possession is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender shall give Borrower reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if notice of the sale or other intended disposition is delivered or mailed, by registered mail, postage prepaid, to Borrower as set forth in this Agreement or such other address as either Borrower may have furnished to Lender as provided herein, at least ten (10) Business Days prior to the time of such sale or other intended disposition. The purchaser at any such sale (including, if applicable, Lender) shall hold the property sold absolutely free from any claim or right of whatever kind including, without limitation, any equity of redemption, and Borrower hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which they now have or may have at any time in the future under any rule of law or statute now existing or hereafter enacted. Any public or private sale of the Collateral or any part thereof shall be held at such time or times within ordinary business hours and at such place or places as Lender may fix in the notice of such sale. At any such sale, the Collateral, or any portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as Lender may (in its sole discretion) determine and, if permitted by law, Lender may bid (which bid may be, in whole or in part, in the form of cancellation of Indebtedness) for and purchase the Collateral or any portion thereof for the account of Lender. Lender shall not be obligated to make any sale of the whole or any part of the Collateral if it determines not to do so, regardless of the fact that notice of sale of the Collateral has been given. Lender may, by announcement at the time and place fixed for sale, without prior notice or publication, adjourn any public or private sale of the Collateral or cause any such sale to be adjourned from time to time, and such sale may, without further notice, be made at the time and place to which it was so adjourned. In case a sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by Lender until the sale price is paid by the purchaser or purchasers thereof; provided, however, that Lender shall not incur any liability in case any such purchaser or purchasers fails to pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again;
10.2.8Any laboratory which has possession of any of the Collateral is hereby constituted and appointed by Borrower as pledgeholder for Lender and Lender may authorize each such pledgeholder to sell all or any portion of the Collateral upon Lender’s order and direction, and Borrower hereby waives any and all claims for damages, or otherwise, for any action taken by such pledgeholder;
10.2.9Lender shall be entitled to the appointment of a receiver to take possession of all or any portion of the Collateral and to exercise such powers as the court may confer upon the receiver, and Borrower hereby waives, to the fullest extent permitted by law, notice and the right to receive notice of any application by Lender for such appointment; provided, however, that Lender shall use reasonable efforts to send Borrower a courtesy notice of such application; provided, however, that Lender’s failure to send such notice shall not affect Lender’s rights under this section or elsewhere hereunder or constitute a breach of this Agreement by Lender, and provided further that, notwithstanding any such application or appointment, Lender shall be entitled to apply, without notice to Borrowers, any cash or cash items constituting Collateral in Lender’s possession to payment of Borrower’s Indebtedness under this Agreement, the Promissory Note and the other Loan Documents;
10.2.10Upon any sale of any item of Collateral by Lender hereunder (whether by virtue of a power of sale herein granted, pursuant to judicial process or otherwise), a receipt issued by Lender or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of such item or items of Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to Lender or such officer or be answerable in any way for the misapplication or non-application thereof;

10.2.11Lender or any holder of the Promissory Note is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, including, without limitation, any certificate of deposit, and any other Indebtedness at any time owing by Lender or such holder of the Promissory Note to or for Borrower’s credit or account against any and all of Borrower’s then-due Indebtedness now or hereafter existing under this Agreement, the Promissory Note or any other Loan Document (including, without limitation, any Indebtedness due by reason of any acceleration hereunder), irrespective of whether or not Lender or such holder of the Promissory Note has made any demand under this Agreement, the Promissory Note or any other Loan Document. Lender agrees to promptly notify Borrower after any such setoff and application. Lender’s rights under this paragraph 10.2.11 are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which Lender may have; and
10.2.12Lender may, at its option, engage others to exercise or discharge any of its rights or obligations hereunder. The amounts payable to such others by Lender shall be recoupable by Lender and secured as provided in paragraph 8.5 hereof.
10.2.13The rights of Lender hereunder shall not be conditioned or contingent upon the pursuit by Lender of any other right or remedy against Borrower or any guarantor of any of the Indebtedness, or against any other Person which may be or become liable in respect of all or any part of the Indebtedness or against any other collateral security therefor, guarantee thereof or right of offset with respect thereto. Neither Lender nor any of its nominees or designees shall be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, nor shall they be under any obligation to sell or otherwise dispose of any Collateral upon the request of Borrower or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.
10.2.14Upon the exercise by Lender of any power, right, privilege, or remedy pursuant to this Agreement which requires any consent, approval, registration, qualification, or authorization of any Governmental Authority, Borrower agrees to execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments, assignments and other documents and papers that Lender or any purchaser of the Collateral may be required to obtain for such governmental consent, approval, registration, qualification, or authorization and Lender is hereby irrevocably appointed the true and lawful attorney-in-fact of Borrower (coupled with an interest), in its name and stead, to execute all such applications, certificates, instruments, assignments and other documents and papers.
10.3Cure Period. With respect to the Events of Default set forth in paragraph 10.1 hereof, provided such event is curable, Borrower shall have a period of five (5) Business Days from receipt of written notice of the occurrence thereof from Lender within which to cure any such Event of Default. At Lender’s sole and exclusive option, upon the occurrence of any other Event of Default, and at any time thereafter, Lender may permit Borrower to cure such Event of Default, but Lender shall have no obligation to do so.
10.4Attorney-in-Fact. Should an Event of Default occur hereunder, Borrower hereby irrevocably designates, constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution and with full and irrevocable power (which power shall be deemed coupled with an interest), in the place and stead of Borrower and in the name of the Borrower, Lender, or both of them, at any time or from time to time in the sole discretion of Lender: (i) to take over and complete production of the Picture and to lease, license, sell or otherwise dispose of the Picture and/or such distribution rights in and to the Picture and such rights therein as have not been disposed of on the date of such default by Borrower as permitted hereunder (or to engage others to do so with the costs and expenses thereof to be recoupable by Lender as provided in paragraph 8.5 hereof); (ii) to negotiate such lease, license, sale or other agreements and to enter into such agreements on behalf of Borrower on such terms and conditions (not in conflict with the terms and conditions of such agreements consistent with this Agreement with respect to the Collateral only as have theretofore been entered into by Borrower and which Lender has been made aware of) as Lender deems appropriate; (iii) to renegotiate a Distribution Agreement or such other agreements as Lender has a Security Interest in pursuant to paragraph 4 hereof as Lender in its sole and exclusive discretion deems proper; (iv) to require, demand, collect, receive, settle, adjust, compromise and to give acquittances and receipts for the payment of any and all monies payable pursuant to the a Distribution Agreement or such other agreements as Lender has a Security Interest in pursuant to paragraph 4 hereof and such licenses and agreements as Lender may enter into as aforesaid; (v) to file any claims and/or proofs of claim, to commence, maintain or discontinue any actions, suits or other proceedings deemed by Lender advisable for the purpose of collecting or enforcing payment of any such monies against the Collateral only; (vi) to endorse any checks, drafts or other orders or instruments for the payment of monies payable to Borrower in connection with the Collateral only which shall be issued in respect of such monies; (vii) to execute any and all such instruments, agreements or documents consistent herewith as may be necessary or desirable in the premises, and Lender shall promptly provide copies to Borrower of such instruments, agreements or documents so executed upon written request of Borrower, provided that failure to so provide such copies of documents shall not be a default hereunder; (viii) to apply any receipts so derived as herein provided; (ix) to exercise all rights available to it under the UCC or applicable security laws in foreign jurisdictions; and (x) to have a receiver appointed and to sell the Collateral at a public or private sale. Lender, however, shall not be obligated to make any demand or present or file any claim or take any action authorized hereby. Borrower shall gather up and deliver to Lender all materials, books, records, documents and things of any nature required by Lender in the exercise of its rights hereunder upon Lender’s reasonable request. Notwithstanding the foregoing, the Lender agrees that it shall not exercise its rights under this paragraph 10.4 unless an Event of Default has occurred and is continuing and/or if the exercise of such rights restrain or interfere with the production, completion, exhibition, advertising, promotion, marketing and/or exploitation of the Picture in any manner whatsoever.
10.5No Conditions Precedent to Exercise of Lender’s Remedies. Borrower waives any and all legal requirements, to the extent permitted by applicable law, that Lender institute any action or proceeding at law or in equity against Borrower or any other party or exhaust its remedies against Borrower or any other party in respect of any other security held by Lender for the Indebtedness or any portion thereof as a condition precedent to exercising its right and remedies pursuant to this Agreement or the other Loan Documents.
10.6Proceeds of Collateral. During the continuance of an Event of Default, subject to the Permitted Encumbrances, all Proceeds of the Collateral received by Borrower shall be promptly either (i) delivered to Lender, in the same form as received, with the addition only of such endorsements and assignments as may be necessary to transfer title to Lender, and pending such delivery, such Proceeds shall be held in trust for Lender, or (ii) deposited into the Lender Account. Such Proceeds shall be applied to the Indebtedness in such order and manner as Lender shall direct in its sole discretion.
10.7Additional Security. Borrower authorizes Lender without notice or demand and without affecting its liability under this Agreement or under the Promissory Note (a) to take and hold security in addition to the security interest in the Collateral granted by Borrower to Lender pursuant to this Agreement and the other Loan Documents, for the payment of the Indebtedness or any part thereof, and to exchange, waive or release any such other security and (b) to release or substitute any member of Borrower.
10.8Rights and Remedies Continue. Until the Indebtedness shall have been paid in full, all rights, powers and remedies granted to Lender under this Agreement shall continue to exist and may be exercised by Lender at any time and from time to time irrespective of the fact that the Indebtedness or any part thereof may have become barred by any statute of limitations or that the liability of Borrower therefor may have ceased.
10.9Right to Terminate Proceedings. Lender may terminate or rescind any proceeding or other action brought in connection with its exercise of the remedies provided herein at any time before the conclusion thereof, as determined in Lender’s sole discretion and without prejudice to Lender.
10.10No Waiver or Release. The failure of Lender to exercise any right, remedy or option provided in the Loan Documents shall not be deemed a waiver of such right, remedy or option or of any covenant or obligation contained in the Loan Documents. No acceptance by Lender of any payment after the occurrence of an Event of Default and no payment by Lender of any payment or obligation for which Borrower is liable hereunder shall be deemed to waive or cure any Event of Default. No sale of all or any portion of the Collateral, no forbearance on the part of Lender, and no extension of time for the payment of the whole or any portion of the Loan or any other indulgence given by Lender to Borrower or any other Person, shall operate to release or in any manner affect the interest of Lender in the Collateral or the liability of Borrower to pay the Indebtedness. No waiver by Lender shall be effective unless it is in writing and then only to the extent specifically stated.

10.11No Impairment, No Releases. The interests and rights of Lender under the Loan Documents shall not be impaired by any indulgence, including (a) any renewal, extension or modification which Lender may grant with respect to any of the Loan, (b) any surrender, compromise, release, renewal, extension, exchange or substitution which Lender may grant with respect to the Loan Documents or any portion thereof or (c) any forbearance, release or indulgence granted to any maker, endorser, or surety of any of the Loan.
10.12Interest After Default. If any amount due under the Promissory Note, this Agreement or any of the other Loan Documents is not paid within any applicable notice and grace period after same is due, whether such date is the stated due date, any accelerated due date or any other date or at any other time specified under any of the terms hereof or thereof, then, in such event, Borrower shall pay interest on the amount not so paid from and after the date on which Borrower received notice that such amount became due at the Default Interest rate; and such interest shall be due and payable at such rate until the earlier of the cure of all Events of Default or the payment of the entire Indebtedness due to Lender, whether or not any action shall have been taken or proceeding commenced to recover the same or to foreclose this Agreement. All unpaid and accrued interest shall be secured by this Agreement as part of the Indebtedness. Nothing in this paragraph or in any other provision of this Agreement shall constitute an extension of the time for payment of the Indebtedness.
10.13Cost of Defending and Upholding Lien. If any action or proceeding is commenced to which Lender is made a party relating to the Loan Documents and/or the Collateral or Lender’s interest therein or in which it becomes necessary to defend or uphold the lien of this Agreement or any other Loan Document, Borrower shall, on demand, reimburse Lender for all expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Lender in connection therewith, and such sum, together with interest thereon at the Default Interest rate from and after such demand until fully paid, shall constitute a part of the Loan.
10.14Recovery of Sums Required to be Paid. Lender shall have the right from time to time to take action to recover any sum or sums which constitute a part of the Indebtedness as the same become due and payable hereunder (after the expiration of any grace period or the giving of any notice herein provided, if any), without regard to whether or not the balance of the Indebtedness shall be due, and without prejudice to the right of Lender thereafter to bring an action of foreclosure, or any other action, for one or more Event of Default by Borrower existing at the time such earlier action was commenced.
10.15Control By Lender After Default. Notwithstanding the appointment of any custodian, receiver, liquidator or trustee of Borrower, or of any of its property, or of the Collateral or any part thereof, to the extent permitted by law and the terms in this Agreement, Lender shall be entitled to obtain possession and control of all Collateral.
11.MISCELLANEOUS.
11.1Notices. All notices, requests, demands or other communications to the respective parties hereto shall be in writing and shall be deemed to have been given when received by the party to which sent and shall be addressed to Lender or Borrower, as the case may be, at their respective addresses shown under their signatures hereto. A courtesy copy of each notice sent by Borrower to Lender shall be sent to [***]. A courtesy copy of each notice sent by Lender to Borrower shall be sent to [***]. Unless otherwise expressly provided herein, Borrower waives presentment, protest and notice of demand or dishonor and protest as to any instrument, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any further notice or demand in the same, similar or other circumstances.
11.2No Waiver; Amendments in Writing. Except as expressly provided herein to the contrary, no failure of, nor any delay on the part of, Lender or Borrower in exercising any right, power or privilege hereunder, or under any agreement, contract, indenture, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, contract, indenture, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, contract, indenture, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any other default of the same or of any other term or provision. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law or equity. Any amendment, modification or other change of this Agreement must be in writing and signed by the parties hereto.

11.3Consent to Jurisdiction and Service of Process. Borrower (i) hereby irrevocably submits itself to the jurisdiction of the state courts of the State of California and to the jurisdiction of the United States District Court for the Central District of California, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, the Promissory Notes or any of the Loan Documents or the subject matter hereof or thereof brought by Lender or its successors or assigns and (ii) hereby waives, and agrees not to assert, by way of motion, a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court (provided, however, that the then applicable jurisdiction minimums are not waived), and (iii) hereby waives any offsets or counterclaims in any such action, suit or proceeding. Borrower hereby consents to service of process by registered mail at the address to which notices are to be given or be electronic mail (email) at the email address listed below and notice of process will be deemed served upon sending of the email. Borrower agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of Lender. Final judgment against Borrower in any such action, suit or proceeding shall be conclusive, and may be enforced in other jurisdictions (i) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness or liability of Borrower therein described or (ii) in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that Lender may at its option bring suit, or institute other judicial proceedings against Borrower or any of its assets in any state or Federal court of the United States or of any country or place where Borrower or such assets may be found. Borrower further covenants and agrees that so long as this Agreement shall be in effect, it shall maintain a duly appointed agent for the receipt and acceptance on its behalf of service of summons and other legal processes (and Borrower hereby appoints [***] as its attorney-in-fact to receive service of the process in any action, suit or proceeding with respect to which Borrower has submitted to jurisdiction, as set forth above), and upon failure to do so the clerk of each court to whose jurisdiction it has submitted shall be deemed to be its designated agent upon whom such process may be served on its behalf, and notification by the attorney for plaintiff, complainant or petitioner therein by mail or confirmed transmission by e-mail (unless the sender has received a failure delivery notice and with confirmation of transmission provided by the sender’s e-mail) to Borrower of the filing of such suit, action or proceeding shall be deemed sufficient notice thereof.
11.4Successors and Assigns. Lender may invite third parties to participate in the Loan without the consent of or notice to Borrower; provided, however, that, Borrower shall continue to make all payments due hereunder directly to Lender.  Borrower may not assign any of its rights or obligations hereunder without the prior written consent of Lender and any purported assignment shall be void and of no force or effect.  This Agreement shall be binding upon and inure to the benefit of Borrower and its permitted successors and assigns and Lender and its successors and assigns.  The Borrower hereby acknowledges that the Lender, without the consent of the Borrower, may sell, transfer and otherwise assign all of Lender’s rights in this Agreement and the other Loan Documents including, without limitation, its rights in the Lender Account and the Collateral.
11.5Governing Law. This Agreement and the rights and obligations of the parties hereunder and under the documents executed on or about the date hereof shall be construed in accordance with and be governed by the laws of the State of California. California law shall govern (i) the validity and interpretation of the Agreement, (ii) the performance of the parties of their respective obligations hereunder, and (iii) all other causes of action (whether sounding in contract or in tort) arising out of or relating to this Agreement or the termination of this Agreement.
11.6Disputes/Arbitration and Consent to Jurisdiction: Borrower hereby irrevocably agrees that any disputes arising hereunder and/or relating in any manner to the Agreement, Promissory Note, or any of the Loan Documents, must be submitted to binding arbitration by American Arbitration Association under its then-applicable rules in the City of Los Angeles, California. The parties agree that any award rendered as a result of such binding arbitration may only be enforced pursuant to Sections 1285, et. seq., California Code of Civil Procedure, by petition brought in any court of the State of California, or, if applicable, the Federal Courts in the State of California, located in Los Angeles County, California. The parties each waive whatever rights each of them might otherwise have to a jury trial with respect to the disputes referred to in this paragraph. Borrower hereby irrevocably and unconditionally: (A) waives any objection which Borrower may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Agreement or any Loan Document brought in any court or arbitration office, (B) waives any claim that any such proceeding brought in any such court or arbitration office has been brought in an inconvenient forum, and (C) agrees not to plead or claim either of the foregoing. Borrower hereby consents to service of process by registered mail at the address to which notices are to be given. Borrower agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of Lender. Final judgment against Borrower in any such action, suit or proceeding shall be conclusive, and may be enforced in other jurisdictions (i) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness or liability of Borrower therein described or (ii) in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that Lender may at its option bring suit, or institute other judicial proceedings against Borrower or any of its assets in any state or Federal court of the United States or of any country or place where Borrower or such assets may be found. Borrower further covenants and agrees that so long as this Agreement shall be in effect, it shall maintain a duly appointed agent for the receipt and acceptance on its behalf of service of summons and other legal processes, and upon failure to do so the clerk of each court to whose jurisdiction it has submitted shall be deemed to be its designated agent upon whom such process may be served on its behalf, and notification by the attorney for plaintiff, complainant or petitioner therein by mail or confirmed transmission by facsimile (with confirmation provided by the sender’s facsimile machine) or by e-mail (unless the sender has received a failure delivery notice and with confirmation of transmission provided by the sender’s e-mail) to Borrower of the filing of such suit, action or proceeding shall be deemed sufficient notice thereof.
11.7Successors and Assigns. Lender may invite third parties to participate in the Loan without the consent of or notice to Borrower; provided, however, that, Borrower shall continue to make all payments due hereunder directly to Lender.  Borrower may not assign any of its rights or obligations hereunder without the prior written consent of Lender and any purported assignment shall be void and of no force or effect.  This Agreement shall be binding upon and inure to the benefit of Borrower and its permitted successors and assigns and Lender and its successors and assigns.  The Borrower hereby acknowledges that the Lender, without the consent of the Borrower, may sell, transfer and otherwise assign all of Lender’s rights in this Agreement and the other Loan Documents including, without limitation, its rights in the Lender Account and the Collateral. For greater certainty, in the event of any sale, transfer of assignment by the Lender as contemplated in this paragraph the Lender shall be entitled to use the Power of Attorney granted in connection with this Agreement.
11.8Severability. In case any one or more of the provisions hereof should be invalid, illegal or unenforceable in any respect, such provision(s) shall be curtailed and limited only to the extent necessary to bring it within the legal requirements and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
11.9Waiver of Jury Trial and Waiver with Respect to Damages Etc. To the extent permissible by law, Borrower and Lender each waives their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this agreement or the transactions contemplated hereby, in any action, proceeding or other litigation of any type brought by any of the parties against any other party or any agent-related person, participant or assignee, whether with respect to contract claims, tort claims, or otherwise. The Borrower and Lender each agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this section as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this agreement or any provision hereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.
Nothing in this Agreement shall be deemed to apply to or limit the Lender’s right to (i) to exercise self-help remedies such as (but not limited to) setoff, (ii) foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (iii) obtain from a court provisional or ancillary remedies (including, without limitation, injunctive relief, a writ of possession, prejudgment attachment, a protective order or the appointment of a receiver), or (iv) pursue its rights against any person in a third-party proceeding in any action brought against the Lender (including, without limitation, actions in bankruptcy court). The Lender may exercise the rights set forth in this paragraph before, during or after the pendency of any other proceeding.

THE LENDER DOES NOT HAVE A FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, THE BORROWER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE RELATIONSHIP BETWEEN THE LENDER AND THE BORROWER IN CONNECTION THEREWITH IS SOLELY THAT OF CREDITOR AND DEBTOR.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND THE BORROWER HEREBY WAIVES, ANY CLAIMS AGAINST THE LENDER ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER FUNDAMENTAL AGREEMENTS, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
11.10Entire Agreement; Counterparts. This Agreement, the Promissory Note and the documents, instruments and agreements delivered (or, as the case may be, to be delivered) pursuant hereto shall constitute the entire agreement between the parties hereto with respect to the Loan and shall supersede all other agreements written or oral with respect thereto including, but not limited to, the Term Sheet between the parties dated June 10, 2025 (“Term Sheet”). In the event of a conflict between the provisions of this Agreement and the provisions of any other Loan Document, the provisions of this Agreement shall control and prevail. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement transmitted electronically in either a Tagged Image Format File (“TIFF”) or Portable Document Format (“PDF”) shall be equally effective as delivery of a manually executed counterpart of this Agreement. The parties agree that any electronically signed document (including this Agreement) shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed, and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files. Such paper copies or “printouts”, if introduced as evidence in any judicial, arbitral, mediation or administrative proceeding, will be admissible as between the parties to the same extent and under the same conditions as other original business records created and maintained in documentary form. Neither party shall contest the admissibility of true and accurate copies of electronically signed documents on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule.
11.11Confidentiality/Non-Disparagement. The terms of this Agreement are strictly confidential and Borrower agrees not to disclose the terms contained herein to any third party without the prior written consent of Lender in each instance, except that Borrower may disclose such terms to its officers, directors, attorneys, other advisors, and any other governmental entities if and as required by law, and other parties with a right to access such information, including Guilds or parties required by law. Each party agrees not to make disparaging remarks about the other, either orally or in writing to any person or entity that is not a party to this Agreement, of any facts or opinions which may disparage or harm the reputation of Lender and/or the Picture. For purposes of this Agreement, the term “disparaging” means to criticize, denigrate, or otherwise cast in a negative light. The Parties agree that this non-disparagement clause is a material term of this Agreement.
11.12No Third Party Beneficiaries. This Agreement is not made for the benefit of any third party or parties. Without limiting the generality of the foregoing, Lender and Borrower do not intend by the inclusion of references to payments to various third persons in the definition of Permitted Encumbrances or otherwise to give rise to any rights as a third party beneficiary in such persons herein or under any of the agreements referenced in the definition of Permitted Encumbrances or elsewhere in this Agreement.
11.13Relationship of Parties. The relationship between Borrower and Lender hereunder is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower, and no term or provision of any of the Loan Documents shall be construed so as to deem the relationship between Borrower, on the one hand, and Lender, on the other hand, to be other than that of debtor and creditor. Borrower acknowledges and agrees that Lender shall be entitled to transaction with any Affiliate of Lender or other third party in connection with the Loan, this Agreement, or any Loan Documents at Lender’s sole discretion.

11.14Setoff. Nothing in this Agreement shall be deemed to constitute a waiver or prohibition of Lender’s right of banker’s lien or setoff and Borrower hereby expressly acknowledges that Lender has such right, it being understood and agreed that Lender shall not use the Commitment Amount to set off against any non-Picture related obligations of Borrower to Lender.
11.15Audit. Until Borrower has repaid the Commitment Amount (and Default Interest, if any), Lender shall have the right to audit the books and records of Borrower, on an annual basis, subject to at least thirty (30) days prior written notice to Borrower, at Lender’s expense, until payment of the Commitment Amount (and Default Interest, if any) is irrevocably received by Lender. In the event the audit uncovers a discrepancy unfavorable to Lender, Borrower shall pay the third-party costs of any such audit if the discrepancy is greater than $20,000.
11.16Publicity. All promotional news releases, publicity or advertising by Lender or Borrower or its Affiliates through any media intended to reach the general public shall not refer to the Loan Documents or the financing evidenced by the Loan Documents, or to Lender or to any of its Affiliates or to Borrower and its Affiliates, without the prior written approval of Lender and Borrower, as applicable, in each instance, granted or withheld in the applicable party’s sole discretion. Lender shall be authorized to provide information relating to the Collateral, the Loan and matters relating thereto to rating agencies, underwriters, potential securities investors, investors and potential investors, potential purchasers of the Loan or any interest therein, auditors, regulatory authorities and to any Persons which may be entitled to such information by operation of law and may use basic transaction information (including, without limitation, the name of Borrower, the name and address of a project and the Loan Amount) in press releases or other marketing materials.
11.17Exhibits and Schedules Incorporated. The information set forth on the cover hereof, and the exhibits and schedules attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
11.18Severable Provisions. Each of the parties to this Agreement intend that each provision in this Agreement comport with all applicable requirements of law. However, if all or any portion of any provision or provisions of the Loan Documents including, without limitation, the Promissory Note or this Agreement, is or are found by a court of competent jurisdiction to be in violation of any applicable statute, regulation, administrative or judicial decision or public policy, and if such court should declare such portion, provision or provisions of this Agreement to be invalid, unlawful, void or unenforceable as written, then it is the express intent of each of the parties hereto that the obligations, rights and interests of the respective parties under the remainder of this Agreement shall continue in full force and effect and such portion, provision or provisions which is held or determined to be invalid, unlawful, void or unenforceable as written shall, nonetheless, be enforced and binding to the fullest extent permitted by law as though such portion, provision or provisions had been written in such a manner and to such an extent as to be valid, lawful and enforceable under the circumstances
11.19Further Acts, Etc. Borrower will, at Borrower’s expenses (but without (1) increase in the obligations or decrease in the rights of Borrower or Guarantor under the Loan Documents, and (2) imposition of any liability on Borrower, Guarantor or any of their Affiliates that does not exists pursuant to the Loan Documents), do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property, security interest and rights hereby given, granted, bargained, sold, alienated, transferred, conveyed, confirmed, pledged, assigned and hypothecated, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out or facilitating the performance of the terms of this Agreement or for filing, registering or recording this Agreement and, on demand, will execute and deliver and hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments to evidence more effectively the lien hereof upon the Collateral. Without limiting the generality and the caveats of the foregoing, Borrower will: (i) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to Lender hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Lender and as prescribed by the Shareholder Interest Pledge Agreement; (ii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable and as Lender may request, in order to perfect and preserve the security interest granted or purported to be granted by

Borrower hereunder and under the Shareholder Interest Pledge Agreement; (iii) take all action necessary to ensure that Lender has control of any Collateral consisting of deposit accounts, electronic chattel paper, investment property and letter-of-credit rights as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC; and (iv) deliver to Lender evidence that all other action that Lender may reasonably deem necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by Borrower under this Agreement and under the Shareholder Interest Pledge Agreement has been taken. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of protecting, perfecting, preserving and realizing upon the interests granted pursuant to this Agreement and to effect the intent hereof, all as fully and effectually as Borrower might or could do; and Borrower hereby ratifies all that Lender shall lawfully do or cause to be done by virtue hereof. Upon Borrower’s satisfaction of all of Borrower’s obligations under the Loan Documents, including but not limited to payment in full of the Indebtedness, the power of attorney granted under this paragraph shall immediately terminate. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Promissory Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Promissory Note or other applicable Loan Document, Borrower will issue, in lieu thereof, a replacement Promissory Note or other applicable Loan Document, dated the date of such lost, stolen, destroyed or mutilated Promissory Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.
11.20Cumulative Rights. The rights, powers and remedies of Lender under this Agreement shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of Lender shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision. Lender shall not be limited exclusively to the rights and remedies herein stated but shall be entitled, subject to the terms of this Agreement, to every right and remedy now or hereafter afforded by law or of the Loan Documents.
11.21Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable legal requirements, permitted to waive the giving of notice.
11.22WAIVER OF COUNTERCLAIMS. BORROWER HEREBY WAIVES THE RIGHT TO ASSERT A COUNTERCLAIM, OTHER THAN A COMPULSORY COUNTERCLAIM, IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY LENDER OR ITS AGENTS, AND WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER OR IN ANY COUNTERCLAIM BORROWER MAY BE PERMITTED TO ASSERT HEREUNDER OR WHICH MAY BE ASSERTED BY LENDER OR ITS AGENTS, AGAINST BORROWER, OR IN ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE LOAN.
11.23Headings; Construction of Documents, Etc. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof. Borrower acknowledges that it was represented by competent counsel in connection with the negotiation and drafting of this Agreement and the other Loan Documents and that neither this Agreement nor the other Loan Documents shall be subject to the principle of construing the meaning against the Person who drafted same.
11.24Sole Discretion of Lender. Whenever Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory shall be in the sole discretion of Lender and shall be final and conclusive, except as may be otherwise specifically provided herein.
11.25Actions and Proceedings. Lender has the right to appear in and defend any action or proceeding brought with respect to the Collateral in its own name or, if required by any applicable law or, if in Lender’s reasonable judgment, it is necessary, in the name and on behalf of Borrower, which Lender believes will adversely affect the Collateral or this Agreement and to bring any action or proceedings, in its name or in the name and on behalf of Borrower, which Lender, in its discretion, decides should be brought to protect its interest in the Promissory Note, this Agreement, and the other Loan Documents.

11.26Usury Laws. This Agreement and the Promissory Note are subject to the express condition, and it is the expressed intent of the parties, that at no time shall Borrower be obligated or required to pay interest on the principal balance due under the Promissory Note at a rate which could subject the holder of the Promissory Note to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by law to contract or agree to pay. If by the terms of this Agreement or the Promissory Note, Borrower is at any time required or obligated to pay interest on the principal balance due under the Promissory Note at a rate in excess of such maximum rate, such rate of interest shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of the Promissory Note. No application to the principal balance of the Promissory Note pursuant to this paragraph shall give rise to any requirement to pay any prepayment fee or charge of any kind due hereunder, if any.
11.27Offsets, Counterclaims and Defenses Upon Assignment. Any assignee of this Agreement and the Promissory Note shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Promissory Note or this Agreement which Borrower may otherwise have against any assignor of this Agreement and the Promissory Note and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon this Agreement or the Promissory Note and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
11.28Restoration of Rights. In case Lender shall have proceeded to enforce any right under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then, in every such case, Borrower and Lender shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the Security Interest hereof.
11.29Waiver of Statute of Limitations. The pleadings of any statute of limitations as a defense to any and all obligations secured by this Agreement are hereby waived to the full extent permitted by law.
11.30Advances. This Agreement shall cover any and all advances made pursuant to the Loan Documents, rearrangements and renewals of the Loan and all extensions in the time of payment thereof, even though such advances, extensions or renewals be evidenced by new promissory notes or other instruments hereafter executed and irrespective of whether filed or recorded. Likewise, the execution of this Agreement shall not impair or affect any other security which may be given to secure the payment of the Loan, and all such additional security shall be considered as cumulative. The taking of additional security, execution of partial releases of the security, or any extension of time of payment of the Loan shall not diminish the force, effect or lien of this Agreement and shall not affect or impair the liability of Borrower and shall not affect or impair the liability of any maker, surety, or endorser for the payment of the Loan.
11.31Application of Default Rate Not a Waiver. Application of the Default Interest rate shall not be deemed to constitute a waiver of any Event of Default or any rights or remedies of Lender under this Agreement, any other Loan Document or applicable law, or a consent to any extension of time for the payment or performance of any obligation with respect to which the Default Interest rate may be invoked.
11.32No Joint Venture or Partnership. Borrower and Lender intend that the relationship created hereunder be solely that of pledgor and pledgee or borrower and lender, as the case may be. Nothing herein is intended to create a joint venture or partnership relationship between Borrower and Lender nor to grant Lender any interest in the Collateral other than that of pledgee or Lender.
11.33Right of Setoff. Upon the occurrence of an Event of Default, the Lender and its Affiliates may, at any time and from time to time, without notice to the Borrower or any other Person (any such notice being expressly waived), set off and appropriate and apply, against and on account of, any obligations and liabilities of the Borrower to the Lender or its Affiliates, whether or not arising under or connected with this Agreement or the Loan Documents and without regard to whether or not the Lender shall have made any demand therefor and although such obligations and liabilities may be contingent or unmatured and regardless of currency, place of payment or booking office thereof, any and all deposits (general or special, including but not limited to indebtedness evidenced by certificates of deposit, but not including trust accounts) and any other Indebtedness or other payment obligation at any time held or owing by the

Lender or its Affiliates to or for the credit or the account of the Borrower, whether or not arising under or connected with this Agreement or the Loan Documents, whether or not matured, whether or not contingent and regardless of the currency, place of payment or booking office thereof. The rights of the Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which the Lender may have at law or in equity.
11.34Reinstatement. This Agreement and each other Loan Document shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Indebtedness or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Borrower, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Indebtedness shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
11.35Premiere; One Sheet; Press Release. Borrower shall use reasonable commercial efforts to cause the domestic distributor of the Picture to provide the Lender with six (6) tickets to the U.S. premiere of the Picture, if any; provided that any failure to so provide such tickets shall not be a breach hereof. Borrower shall use reasonable commercial efforts to provide Lender with four (4) invites to the Picture’s Major Festival Premiere or Screening (as defined below), and keep Lender reasonably informed of any festival acceptances, if any. “Major Festival Premiere(s) or Screenings(s)” shall include, without limitation, Sundance Film Festival, SXSW, Tribeca Film Festival, Cannes Film Festival, Venice Film Festival, Locarno Film Festival, BFI London Film Festival, Berlin International Film Festival, and Toronto International Film Festival. Borrower shall provide Lender with one (1) high quality “one-sheet” (or electronic file thereof) for the Picture, if any, which Lender may use to promote, market and advertise its business, subject to any third party obligations.
11.36Credits. Provided that Lender funds the Loan in accordance with the terms of this Agreement:
11.36.1Lender shall receive an animated logo credit on screen, on all positive prints of the Picture, prior to the main titles of the Picture, in the opening of all trailers and teasers, and where any other animated logos are shown, for [***].
11.36.2Lender shall receive one (1) company credit on screen, on all positive prints of the Picture, in the main titles of the Picture (i.e., wherever all company credits appear), and regular billing block portion of all paid advertising and publicity relating to the Picture in a size of type no smaller than the average size of type used to accord credit to any other financiers substantially in the form of “In Association with [***]”. For the avoidance of doubt, Lender’s company credit is tied in all respects to all other company credits.
11.36.3Lender shall receive [***] (designated to [***], [***] and [***]), on screen, on all positive prints of the Picture, in the main titles of the Picture (i.e., wherever all [***] credits appear), on shared cards, shared only with each other with no more than [***] on each such shared card, and regular billing block portion of all paid advertising and publicity relating to the Picture in a size of type no smaller than the average size of type used to accord credit to any other [***].
11.36.4Lender shall receive one (1) financing credit and company logo, on screen, in the end titles crawl of the Picture, in the end crawl and regular billing block portion of all paid advertising and publicity relating to the Picture in a size of type no smaller than the average size of type used to accord credit to any other financiers, substantially in the following form: “Financing Provided by BondIt Media Capital,” accompanied by Lender’s logo.
11.36.5Lender’s counsel shall receive the following credits: “Legal Services provided by [***]” and financing counsel credit for [***] and [***] in the end titles crawl of the Picture, in a size of type no smaller than the average size of type used to accord credit to any other counsel or attorneys.
11.36.6Borrower shall reference “[***]” as a financier and the above designated executive producers in any press releases regarding the Picture issued by Borrower and within its control.

11.36.7All other aspects of the above credits shall be in Borrower’s and distributors’ sole discretion. No casual or inadvertent failure to comply with the credit provisions set forth in this paragraph 11.36 shall be deemed a breach by Borrower provided that upon receipt of written notice from Lender of Borrower’s failure to properly accord credit as specified herein, Borrower shall take such steps as are reasonably practicable to cure such failure on a prospective basis except with respect to any materials already in existence.
11.36.8Borrower will use best faith efforts to mention [***] and [***] in a reasonable amount of social media posts, tagging “[***]” and “[***]” on Facebook, “[***]” and “[***]” on X, and “[***]” on Instagram; provided, however, that failure to do so after making such best faith efforts shall not be deemed a breach of this Agreement.
11.37Commitment Fee. Borrower acknowledges that, in committing to make the Loan, Lender may be prevented from accepting other potential funding opportunities. In the event that, through no material fault of Lender: (i) the Conditions Precedent are not satisfied on or before August 30, 2025; or (ii) Borrower does not proceed with the Loan for any reason, then, as consideration of Lender’s commitment to make the Loan, Borrower agrees to pay to Lender a reduced amount (on a non-precedential basis) of Five Thousand Dollars ($5,000) (the “Commitment Fee”). For clarity, the Commitment Fee shall be in addition to the Legal Fee to the extent already paid. Payment by Borrower hereunder shall be made concurrently with written notice that Borrower is not proceeding with the Loan or within five (5) Business Days’ of August 30, 2025, as applicable. The August 30, 2025 expiration date may be extended by Lender in Lender’s sole discretion (on written notice from Lender to Borrower), it being understood that Lender shall have no obligation to extend said date.
[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the Effective Date.

“BORROWER”                            “LENDER”

2X Blind Partners, Inc. 229 West 43rd Street, 10th Floor New York, NY 10036 Attn: David Lipper, Richard Reid	BondIt LLC 1639 11th Street, Unit 160 Santa Monica, CA 90404 Attn: Matthew Helderman

/s/ Richard Reid___________________                    /s/Matthew Helderman____________
By: Richard Reid                            By: Matthew Helderman
Its: Authorized Agent                            Its: Authorized Agent